(Formerly 1397468 B.C. Ltd.)

For the year ended December 31, 2023

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

BACKGROUND

On January 23, 2023, 1397468 B.C. Ltd (“New LAC,” “Lithium Americas” or the “Company”) was incorporated under the Business Corporations Act (British Columbia) for the sole purpose of acquiring ownership of the North American business assets and investments (“LAC North America”) of Lithium Americas Corp. (“Old LAC”), which is now named Lithium Americas (Argentina) Corp. (“Lithium Argentina”), pursuant to a separation transaction (the “Separation”) that was undertaken on October 3, 2023. Upon consummation of the Separation, New LAC was re-named Lithium Americas Corp., and its common shares were listed on the Toronto Stock Exchange (“TSX”) and on the New York Stock Exchange (“NYSE”) under the symbol “LAC.”

The Separation was implemented by way of a plan of arrangement (the “Arrangement”) under the laws of British Columbia pursuant to an arrangement agreement between the Company and Old LAC. Upon completion of the Separation, Old LAC contributed to the Company, among other assets and liabilities, its interest in the Thacker Pass project (“Thacker Pass”), its investments in Green Technology Metals Limited (“GT1”) and Ascend Elements, Inc. (“Ascend Elements”), certain intellectual property rights, its loan to 1339480 B.C. Ltd., and cash of $275.5 million, including $75 million to establish sufficient working capital. The Company then distributed its common shares to shareholders of Old LAC in a series of share exchanges. The Separation was pro rata to the shareholders of Old LAC, so that the holders maintained the same proportionate interest in Old LAC (upon the Separation, Lithium Argentina) and the Company both immediately before and immediately after the Separation.

This Management’s Discussion and Analysis (“MD&A”) of the Company, prepared as of March 14, 2024, should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2023 and the related notes thereto (“2023 annual financial statements”), which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. For further information on the Company, reference should be made to its public filings on SEDAR+ at www.sedarplus.ca. These consolidated financial statements should also be read in conjunction with LAC North Americas’ audited carve-out financial statements and notes thereto for the year ended December 31, 2022 which may be found in Lithium Argentina's Management Information Circular dated June 16, 2023 filed on SEDAR+ at www.sedarplus.ca. All amounts are expressed in US dollars, unless otherwise stated. References to CDN$ are to Canadian dollars. This MD&A contains “forward-looking statements,” and readers should read the cautionary note contained in the section entitled “Forward-Looking Statements” of this MD&A regarding such forward-looking statements.

OUR BUSINESS

Lithium Americas is a Canadian-based resource company focused on the advancement of significant lithium projects. The Company strives to operate under the highest environmental, social, governance and safety (“ESG-S”) standards to foster the sustainable advancement of projects that support the vital lithium supply chain and the global transition to cleaner energy. Our flagship project is Thacker Pass, a sedimentary-based lithium deposit located in the McDermitt Caldera in Humboldt County, Nevada. The Company owns 100% of Thacker Pass through its wholly-owned U.S. subsidiary, Lithium Nevada Corp. (“Lithium Nevada”). The Company also holds investments in GT1 and Ascend Elements, and exploration properties in the United States and Canada. The Company’s head office and principal address is Suite 400, 900 West Hastings Street, Vancouver, British Columbia, Canada, V6C 1E5.

Additional information relating to the Company, including the Company’s then-current “AIF” (as such term is defined under National Instrument 51-102 – Continuous Disclosure Obligations) (“AIF”), is available on the Company’s website at www.lithiumamericas.com and on SEDAR+ at www.sedarplus.ca.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

HIGHLIGHTS

Thacker Pass

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Site preparation for major earthworks has been completed, including all site clearing, commissioning a water supply system, site access improvements and site infrastructure.
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The Company is currently focused on advancing detailed engineering, procurement and execution planning for the construction of Thacker Pass Phase 1. Detailed engineering is approximately 30% design complete to date, and the Company plans to continue to increase the level of detailed engineering in advance of issuing full notice to proceed (“FNTP”), which is expected in the second half of 2024.
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On March 12, 2024, the Company received a conditional commitment (“Conditional Commitment”) from the U.S. Department of Energy (“DOE”) for a $2.26 billion loan under the Advanced Technology Vehicles Manufacturing (“ATVM”) Loan Program (the “DOE Loan”) for financing the construction of the processing facilities at Thacker Pass, targeting to produce an initial 40,000 tonnes per year (“tpa”) of battery grade lithium carbonate (“Phase 1”).
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The Company and its engineering, procurement and construction management (“EPCM”) contractor, Bechtel, entered into a National Construction Agreement (Project Labor Agreement) (“PLA”) with North America’s Building Trades Unions (“NABTU”) for construction of Thacker Pass.
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The Company leased a parcel of land in the nearby City of Winnemucca for a transloading terminal (“TLT”) to be used during operations, providing direct access to the mainline railroad and an interstate highway.
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Estimated total capital cost (“CAPEX”) for Phase 1 construction has been revised to $2.93 billion to reflect updated quantities and execution planning tied to increased engineering progress, use of union labor through a PLA for construction of Thacker Pass, development of an all-inclusive housing facility for construction workers, updated equipment pricing and a larger project contingency.
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The DOE Loan plus the strategic investment from General Motors Holdings LLC ("GM") are expected to provide the majority of the capital necessary to fund Phase 1.
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During the year ended December 31, 2023, $193.7 million was spent on Thacker Pass. The Company expects capital expenditures to be significantly lower in the first half of 2024 as the focus turns from early works to advancing detailed engineering and project planning ahead of FNTP.
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Mechanical completion of Thacker Pass Phase 1 is targeted for 2027 following a three-year construction period. Major construction is expected to commence in the second half of 2024 following the anticipated closing of the DOE Loan and issuance of FNTP.
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In December 2023, the U.S. District Court, District of Nevada ("U.S. District Court") issued a final order and judgment dismissing a lawsuit that was filed in February 2023 by three tribes asserting among other claims, inadequate consultation by the Bureau of Land Management (“BLM”) prior to the issuance of the Record of Decision (“ROD”) for Thacker Pass.

Corporate

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As of December 31, 2023, the Company had approximately $196 million in cash and cash equivalents.
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In light of current market conditions and to preserve strong liquidity, the Company has reduced project capital expenditures to minimal levels until closing of the DOE Loan and issuance of FNTP, which are expected in the second half of the year. In addition, the Company has taken actions to reduce its general and administrative and operating expense budget for 2024 by more than 25%.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

THACKER PASS

Q4 2023 Progress Photos

Figure A: Improvements to State Route 293 have been completed. Acceleration and deceleration lanes were added at the entrances into Thacker Pass. The new lanes conform to Nevada Department of Transportation specification and ensure local traffic is not hindered by construction activity.

Figure B: The Workforce Hub is a temporary full-service housing facility for construction workers in the nearby City of Winnemucca. Earthworks for the facility are complete and the delivery of the remaining housing modules is expected during Q1 2024.

Figure C: Site preparation for major earthworks including all site clearing and storage of growth media for future reclamation has been completed. The topsoil from the processing plant area was stockpiled, contoured to blend with the surrounding area and seeded with native grasses, to be used for reclamation at the end of the mine life.

Figure D: Major earthworks completed to date include an initial box cut at the northwest corner of the plant location to de-risk the civil engineering program by giving us better data on the soil and geotechnical conditions. A second box cut has commenced.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Health and Safety

Together with the Company’s EPCM contractor, Bechtel, construction at Thacker Pass continues to move forward with safety as a primary focus. As of December 31, 2023, 135,506 hours were completed without a lost time incident.

In Q4 2023, as construction ramped up from early works to earthworks, additional safety protocols were implemented to prepare for both heavy construction, expected to commence in the second half of 2024, and peak construction expected in 2025. Additional construction site safety measures implemented included:

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implemented a weekly safety walkdown to identify safety and environmental deviations for Thacker Pass and the Workforce Hub;
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commenced a review of site medical services to determine construction needs and to develop an action plan;
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developed a Winter Contingency Plan which is a guide to protect workers and to acclimatize to temperature extremes during cold weather. The plan includes identifying any adjustments necessary to basic safety procedures and responsibilities to accommodate inclement weather conditions, high-level communication and appropriate training for all affected personnel; and
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coordinated meetings with the local Humboldt County Emergency Management to plan and prepare for potential community impacts from an emergency response standpoint.

Safety Highlights

A sustainable and achievable health and safety management system referenced as the Safety Roadmap was developed and is currently under review by management with full implementation targeted in 2024. The Safety Roadmap will function as a guideline to organize, plan, develop and communicate the Company’s safety philosophy, beliefs and overall mission to reduce workplace risks.

The SafeStart program was selected and implemented as the organization’s behavior-based safety program. Behavior-based training is a vital part of the safety training program that teaches employees safe work habits, corrects unsafe behaviors and promotes situational awareness with a view of reducing the potential for injury.

Construction Workforce

Construction Labor and Economic Impact

Thacker Pass Phase 1 is expected to create approximately 1,800 direct jobs during its three-year construction period and approximately 360 jobs in operations for its 40-year mine life.

The Company commissioned the University of Nevada, Reno to complete an economic impact assessment, which estimated that every direct job created by the Company’s construction investment will generate an additional 1.5 local jobs during construction.

The Company and Bechtel, entered into a PLA with NABTU for construction of Thacker Pass Phase 1. The parties agreed to utilize the form of a National Construction Agreement with a project specific addendum as the PLA for the Thacker Pass construction.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Workforce Hub

The Workforce Hub is a temporary full-service housing facility for construction workers located in the nearby City of Winnemucca. The Company purchased the land and earthworks for the facility are complete. Delivery of the remaining housing modules is expected during Q1 2024. The modules received to date are currently stored in-place to allow for staged erection to align with the Thacker Pass Phase 1 construction timeline following issuance of FNTP.

Construction and Engineering Progress

In late 2022, the Company awarded the EPCM contract to Bechtel for the design, procurement and execution of Phase 1. Over the past year, Bechtel has provided significant expertise based on its experience with global capital projects to improve execution planning and to de-risk the construction phase.

Following the start of early works construction activities at Thacker Pass in March 2023, the following actions have been completed to prepare for major construction, which is expected to commence in the second half of 2024:

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First phase of major earthworks including site clearing and plant pad excavation;
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Stockpiled growth media for future reclamation;
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Commissioned a water supply system consisting of pipelines, pumps and ponds in July 2023;
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Improved State Route 293 with acceleration and deceleration lanes, conforming to Nevada Department of Transportation specifications to improve safety and traffic flow for vehicles entering and exiting Thacker Pass; and
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Completed site infrastructure including erection of temporary offices, fencing, security gates and systems.

The Company continues to take steps to further de-risk the project construction, including:

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Progressing minor earthworks to the plant pad; and
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Progressing detailed engineering above the current 30% design complete prior to FNTP. A higher level of advanced engineering prior to commencing major construction mitigates the potential for field rework and supports well-planned construction execution.

Transloading Terminal

The Company has leased a parcel of land adjacent to the mainline railroad from the City of Winnemucca and purchased an adjacent property with access to State Route 796, approximately 60 miles from Thacker Pass, for the development of a TLT.

The TLT will provide direct access to the railroad for shipping of reagents during operations and is expected to create approximately 50 jobs for Phase 1. Expected benefits of direct access to the mainline railroad during operations include reduced transportation costs for reagents, such as liquid sulfur and soda ash, and minimizing Scope 3 emissions by utilizing lower carbon intensity transportation methods.

The TLT design has been advanced to approximately 20% design complete.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Major Construction Contracts

In addition to awarding the EPCM contract to Bechtel for the design, procurement and execution of Phase 1, other major construction contracts awarded included:

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Aquatech International LLC was awarded the contract for the magnesium sulfate and lithium carbonate chemical plants;
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EXP Global Inc. was awarded the contract for the engineering, procurement, construction support, commissioning and start-up services for the sulfuric acid plant; and
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MECS, Inc. was awarded the contract for the technology license, engineering and equipment for the sulfuric acid plant including their state-of-the-art MECS® Heat Recovery System, to harness waste heat to generate steam from the sulfuric acid plant, which will subsequently be converted into carbon-free electricity for the processing plant.

Capital Cost Estimate

Together with Bechtel and other major mining and processing plant contractors, the Company has further refined the Thacker Pass Phase 1 estimated total CAPEX, following the November 2022 Feasibility Study estimate. The revised CAPEX estimate of $2.93 billion reflects steps the Company has taken to de-risk construction, including:

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Achieving a higher degree of engineering, advancing estimates of key quantities and execution plans;
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Increasing project contingency to 15%;
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Updating labor costs due to an increase in estimated number of construction workers to approximately 1,800 and substantially de-risking skilled labor availability with the PLA;
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Securing land and temporary housing facility for the Workforce Hub in Winnemucca for construction workers; and
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Updating pricing for over 70% of procurement packages to reflect current market conditions.

During the year ended December 31, 2023, $193.7 million was spent on Thacker Pass. The majority of capital expenditures are expected in 2025 as the project ramps up to peak construction.

Project Timeline

Mechanical completion of Thacker Pass Phase 1 is targeted for 2027 following a three-year construction period. Major construction is expected to commence in the second half of 2024 following the anticipated closing of the DOE Loan and issuance of FNTP. The Company anticipates a commissioning and ramp-up period of six to twelve months, targeting achieving full capacity production in 2028.

Project Financing

DOE ATVM Loan Program

On March 12, 2024, the Company received a Conditional Commitment from the U.S. DOE for a DOE Loan for financing the construction of the processing facilities at Thacker Pass for Phase 1. Based on the terms of the Conditional Commitment, the Loan for $2.26 billion will have a 24-year maturity with interest rates fixed from the date of each monthly advance for the term of the loan at applicable U.S. Treasury rates. The Loan amount includes interest accrued during construction, which is estimated to be $290 million over the three-year period.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

The DOE Loan Conditional Commitment follows receipt of the Letter of Substantial Completion in February 2023. Over the past year, the DOE undertook a robust due diligence process to review all key aspects of Thacker Pass and complete term sheet details. While this Conditional Commitment represents a significant milestone and demonstrates the DOE’s intent to finance Thacker Pass, certain technical, legal and financial conditions, including negotiation of definitive financing documents, must be satisfied before funding of the Loan.

The expected funding from the DOE Loan plus General Motors’ $650 million strategic investment and cash on hand, are expected to provide the vast majority of the capital necessary to fund construction of Thacker Pass Phase 1.

General Motors Investment and Offtake

On January 30, 2023, Old LAC entered into a purchase agreement with GM, pursuant to which GM agreed to make a $650 million equity investment (the “Transaction”), the proceeds of which are to be used for the construction and development of Thacker Pass. The Transaction is comprised of two tranches, with the $320 million first tranche investment (the “Tranche 1 Investment”) and a second tranche investment of up to $330 million (the Tranche 2 Investment”). The Tranche 1 Investment closed on February 16, 2023 when GM subscribed for 15,002,000 subscription receipts of Old LAC, which were automatically converted into 15,002,000 units comprising 15,002,000 shares and 11,891,000 warrants of Old LAC which became 15,002,000 common shares of the Company post-Separation. The subscription proceeds were paid to Old LAC and the remaining unspent proceeds were distributed to the Company on October 3, 2023 pursuant to the Arrangement.

On October 3, 2023 pursuant to the Separation, the full amount of the remaining unspent proceeds of the Tranche 1 investment were included in the net assets distributed by Old LAC to the Company.

As the Separation was completed before the closing of the Tranche 2 Investment, on October 3, 2023, the agreement for the Tranche 2 Investment in Old LAC was terminated and replaced by a corresponding subscription agreement between GM and the Company whereby the proceeds of the Tranche 2 Investment will be received by the Company.

Pursuant to the second tranche subscription agreement, GM will purchase common shares of the Company subject to the satisfaction of certain conditions precedent, including the condition that the Company secures sufficient funding to complete the development of Phase 1 for Thacker Pass (the “Funding Condition”). The subscription agreement calls for an aggregate purchase price of up to $330 million, with the number of shares to be determined using a conversion price equal to the lower of (a) the 5-day volume weighted average share price (which is determined as of the date the notice that the Funding Condition has been met) and (b) $17.36 per share. The conditions precedent under the second tranche subscription agreement must be met by August 16, 2024.

As part of the Arrangement, the agreement to supply GM with lithium carbonate production from Thacker Pass (the “Offtake Agreement”) was assigned by Old LAC to the Company.

Pursuant to the Offtake Agreement, GM may purchase up to 100% of Thacker Pass Phase 1 production at a price based on prevailing market rates. The term of the arrangement for Phase 1 production is ten years, subject to a five-year extension at GM’s option and other limited extensions. Pursuant to the Offtake Agreement, the Company has also granted GM a right of first offer on Thacker Pass Phase 2 production. The volume available under the Offtake Agreement is subject to the receipt of the second tranche of GM’s investment and may be reduced proportionately in certain circumstances if GM’s remaining investment is less than $330 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Regulatory and Permitting

All state and federal permits to begin construction are in place and the Company commenced construction on February 28, 2023, following receipt of a notice to proceed from the BLM.

On February 6, 2023, the Company received a favorable ruling from the U.S. District Court for the appeal filed to challenge the BLM with the court upholding the BLM’s environmental review processes. A limited remand to address the validity of certain mining claims was resolved by BLM, concluding that tailings and other waste storage areas have sufficient mineralization to meet BLM’s standards, with the exception of limited acreage at the two waste rock facilities where the BLM indicated the Company could instead proceed with alternative measures to establish suitable mining-claim tenure, which the Company intends to pursue in due course. A subsequent appeal of the U.S. District Court’s ruling was filed in the U.S. Court of Appeals for the Ninth Circuit ("Ninth Circuit") in February 2023. The appellants’ motions for an injunction pending appeal were all denied by the court, and construction at Thacker Pass commenced. On July 17, 2023, the Ninth Circuit unanimously affirmed the U.S. District Court’s decision.

A new lawsuit was filed in U.S. District Court in February 2023 by three tribes asserting, among other claims, inadequate consultation by the BLM prior to the issuance of the ROD. The Company intervened in this new lawsuit in support of the ROD. On November 11, 2023, the U.S. District Court dismissed all claims. After the plaintiffs did not seek to amend their complaint, the court issued a final order and judgment dismissing the case in December 2023, and that decision has not been appealed.

The Company’s application with the State of Nevada Division of Water Resources for the transfer of certain water rights for Phase 1 of Thacker Pass was approved by the State Engineer in February 2023. The State Engineer’s Office issued the final water rights permits on June 30 and July 3, 2023, authorizing the Company to use its water production wells. The State Engineer’s decision was appealed in state court by a local ranching company in March 2023. The case is currently pending. The Company has commenced using the water rights for construction activities at the Thacker Pass project site in accordance with the State Engineer’s authorization.

The State approved a Water Pollution Control Permit minor modification in January 2024. Additional permit modifications to reflect design updates are currently pending, and modifications to conform to any other design updates may be pursued as warranted.

Feasibility Study Reports

On October 3, 2023, following Separation, the Company re-issued the feasibility study titled “Feasibility Study: National Instrument 43-101 Technical Report for the Thacker Pass Project, Humboldt County, Nevada, USA” dated effective November 2, 2022 (the “Nov 2022 Feasibility Study”). The Company also previously issued the "Preliminary Feasibility Study S-K 1300 Technical Report Summary for the Thacker Pass Project Humboldt County, Nevada, USA" with an effective date of December 31, 2022 (the “Thacker Pass S-K 1300 Report” and collectively with the Nov 2022 Feasibility Study, the “Reports”). The Reports are available on SEDAR+ at www.sedarplus.ca and the Company’s website.

Mineral Reserve and Mineral Resource Estimates

The Reports include a Mineral Reserve estimate for Thacker Pass of 3.7 million tonnes (“Mt”) of LCE grading at 3,160 parts per million (“ppm”) lithium (“Li”) of Proven and Probable Mineral Reserves, comprised of 3.3 Mt LCE Proven Reserves at 192.9 Mt and 3,180 ppm Li and 0.4 Mt LCE of Probable Reserves at 24.4 Mt and 3,010 ppm Li.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

The Thacker Pass S-K 1300 Report includes a Mineral Resource estimate, exclusive of reserves, of 12.1 Mt of LCE grading 1,860 ppm Li of M&I, comprised of 3.4 Mt LCE Measured Resources at 1,990 ppm Li and 8.7 Mt LCE Indicated Resources at 1,820 ppm Li. The Nov 2022 Feasibility Study includes a Mineral Resource estimate, inclusive of reserves, of 16.1 Mt of LCE grading 2,070 ppm Li of M&I, comprised of 7.0 Mt LCE Measured Resources at 534.7 Mt and 2,450 ppm Li, and 9.1 Mt LCE Indicated Resources at 922.5 Mt and 1,850 ppm Li. The Mineral Resource estimate in both Reports also included 3.0 Mt LCE of Inferred Resources grading 1,870 ppm. Mineral Reserves have been converted from Measured and Indicated Mineral Resources in the Reports and have demonstrated economic viability. The effective date of the estimates in the Nov 2022 Feasibility Study was November 2, 2022 and in the Thacker Pass S-K 1300 Report was December 31, 2022. See the Reports filed on SEDAR+ and EDGAR, as applicable, for further details. The Thacker Pass S-K 1300 Report is also discussed in more detail in the Company’s Form 20-F registration statement which was originally filed with the SEC on August 22, 2023.

Exploration Program

The 2023 drilling program at Thacker Pass to further define and expand the resource estimate concluded successfully in December 2023. A total of 97 core holes totaling 50,099 feet were drilled and the process of sampling and analysis is currently underway. The exploration program continues to confirm that sedimentary deposits are common throughout Thacker Pass.

Social Responsibility

The Company continues to work collaboratively with the Fort McDermitt Paiute Shoshone Tribe (the “Tribe”) and communities closest to Thacker Pass to advance our shared priorities.

Community Benefits Agreement with Fort McDermitt Tribe

A key commitment of the Community Benefits Agreement (“CBA”) signed in October 2022 with the Tribe, located approximately 48 miles by road from Thacker Pass, is to build a new community center with on-site preschool, daycare, playground, cultural facility and communal greenhouse. Tribe leadership identified a building site location for the community center and finalized building designs. The CBA will also provide the Tribe with training and employment opportunities for members of the Tribe; funding to support cultural education and preservation work by the Tribe; and business and contracting opportunities between the parties.

Skills Training and Job Opportunities

The Company is committed to hiring locally where possible and has been working with Great Basin College to offer a Workforce Development Training program to local communities and the Tribe. In Q2 2023, a Tribe member and a McDermitt resident were among the first local people hired to help the geophysics team prepare for major construction.

Community Engagement

The communities of Orovada and Kings Valley are the closest communities to Thacker Pass, located approximately 18 and 5 miles from the site, respectively. For nearly two years, the Company has met regularly with local community members for the purpose of identifying community concerns and developing ways to address them. As construction activities began, the Company increased its community outreach through open houses, one-on-one meetings and tours of the Lithium Technical Development Center in Reno, Nevada.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

The Company collaborated with the Humboldt County School District and the BLM to finalize the design and location of a new K-8 school in Orovada. Construction of the new school is expected to be 100% funded by the Company. Detailed engineering and construction planning work is currently underway.

The traffic improvements at the intersection of US-95 and SR293 in the Town of Orovada were developed in consultation with the local communities and completed in July 2023 in coordination with the Nevada Department of Transportation.

Acceleration and deceleration lanes were added at the entrances into Thacker Pass. The new lanes conform to Nevada Department of Transportation specifications and ensure local traffic is not hindered by construction activity.

CORPORATE

Governance

Technical Committee

In Q4 2023, the Company's Board of Directors (“Board”) established a Technical Committee composed of at least three members of which two are independent members of the Board (“Director”), to oversee the Company’s exploration, project development and technical operational functions. The primary purpose of the Technical Committee is to review and recommend to the Board any new proposed major capital investments; to assist the Board with oversight of management’s execution of approved major capital investments; and any additional matters delegated to the Technical Committee by the Board from time to time.

The Technical Committee is chaired by Philip Montgomery and includes Directors Yuan Gao and Jonathan Evans.

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Mr. Montgomery is a Professional Engineer and the former Vice President, Projects of BHP Billiton Potash (the potash business of BHP Group Limited – leading producer of metals and natural gas), having served with BHP in roles of increasing responsibility from 1993 to 2018.
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Dr. Gao is the Company’s Lead Independent Director and formerly held positions as President & CEO at Pulead Technology (a leading cathode manufacturing and technology development company); Vice President at Molycorp (USA) (former rare earth resource development company), and Global Marketing Director and Technology Manager, along with other management positions at FMC Corporation (USA) (leading agricultural sciences company and chemical manufacturer).
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Mr. Evans is Director, President and CEO of the Company. He joined Old LAC as a Director in June 2017 and held the position of Director, President and CEO of Old LAC from May 2019 to October 2023. Previously served as the Vice President and General Manager for the lithium division at FMC Corporation (USA) and as Chief Operating Officer of DiversiTech Corporation (a portfolio company of the private equity group Permira).

The establishment of the Technical Committee further strengthens the Company’s corporate governance and complements the existing Board-level committees: Audit and Risk Committee, Safety and Sustainability Committee, Governance and Nomination Committee and Compensation and Leadership Committee. The Technical Committee’s Charter can be found on the Company’s Governance webpage.

Vendor Code of Conduct

The Company recognizes that its current and potential vendors are a key part of business, and aims to ensure its supply chain is compliant with the rules, regulations and human rights standards to which the Company adheres to.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

In Q4 2023, the Company adopted a Vendor Code of Conduct and established a Vendors page on Lithium Americas’ Thacker Pass webpage.

Cybersecurity Risk Management and Strategy

Lithium Americas has developed and implemented a cybersecurity risk management program (“Cybersecurity Program”) intended to protect the confidentiality, integrity and availability of the Company’s critical systems and information, based on the Center for Internet Security (“CIS”) Critical Security Controls (“CSC”) v8.0 and the CIS Risk Assessment Method v2.1. The Company uses the CIS CSC v8.0 as a guide to help identify, assess, and manage cybersecurity risks relevant to its business. The Cybersecurity Program is aligned to the Company’s business strategy and shares common methodologies, reporting channels and governance processes that apply to other areas of enterprise risk, including legal, compliance, strategic, operational and financial risk.

Key elements of the Company's cybersecurity risk management program include:

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risk assessments designed to help identify material cybersecurity risks to the Company's critical systems, information, products, services and broader enterprise information technology environment;
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designation of resources responsible for managing the Company's cybersecurity risk assessment processes, security controls, and response to cybersecurity incidents;
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the use of external service providers, where appropriate, to assess, test or otherwise assist with aspects of security controls;
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training and awareness programs for team members that include periodic and ongoing assessments to drive adoption and awareness of cybersecurity processes and controls; and
•
a cybersecurity incident response plan that includes procedures for responding to cybersecurity incidents.

Since Separation, the Company has not experienced any material cybersecurity incidents.

Cybersecurity Governance

The Audit and Risk Committee of the Board has specific responsibility for overseeing cybersecurity threats, among other things. The Company's Chief Financial Officer (“CFO”) provides the Audit and Risk Committee periodic reports on the Company’s cybersecurity risks and any material cybersecurity incidents, and the Board also receives periodic cybersecurity reports.

The Company’s Senior Technology Specialist has primary responsibility for the overall cybersecurity risk management program and supervises both internal IT personnel and retained external cybersecurity consultants. The IT department also monitors the prevention, detection, mitigation and remediation of cybersecurity risks and incidents through various means, which may include threat intelligence and other information obtained from governmental, public or private sources, including external consultants engaged, and alerts and reports produced by security tools deployed in the IT environment.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Cost Management

In light of current market conditions and to preserve strong liquidity, the Company has taken actions to reduce its general and administrative and operating expense budget for 2024 by more than 25%.

SELECTED FINANCIAL INFORMATION

Selected Annual Financial Information

The following table provides a summary of the Company’s financial operations for the years ended December 31, 2023 (“FY 2023”), December 31, 2022 (“FY 2022”) and December 31, 2021 (“FY 2021”). For more detailed information, refer to the Company’s audited consolidated financial statements for the years ended December 31, 2023, and the Company’s audited annual carve-out financial statements for the years ended December 31, 2022, and December 31, 2021, including the notes thereto and related management discussion and analysis. The Company's audited consolidated financial statements for the year ended December 31, 2023, 2022 and 2021 are presented on a continuity of interests basis and reflect the activities of the Company from October 3, 2023, and the activities of Old LAC's North American business prior to that date and for the comparative periods presented. Prior to October 3, 2023, Old LAC's North American business did not operate as a separate legal entity.

	Years ended December 31,
(in US$ millions)	2023	2022	2021
	$	$	$
Expenses	(27.6)	(60.9)	(44.5)
Net loss	(3.9)	(67.8)	(47.0)
Total comprehensive loss	(3.9)	(67.8)	(47.0)
Loss per share – basic and diluted	(0.02)	(0.42)	(0.29)
Cash and cash equivalents and short-term bank deposits	195.5	0.6	0.9
Total assets	439.5	27.8	10.9
Total long-term liabilities	(7.5)	(8.0)	(48.0)

Expenses decreased from the FY 2022 to the FY 2023, primarily due to decreased exploration and evaluation expenditures, partially offset by higher general and administrative expenses. Exploration expenditures decreased in FY 2023 as the majority of the costs related to Thacker Pass were capitalized effective February 1, 2023, the date of commencement of construction, whereas in the FY 2022, Thacker Pass expenditures were expensed as exploration and evaluation expenditures. General and administrative expenses increased in FY 2023 primarily as a result of higher personnel costs and higher administrative costs as the Company prepared for the Separation that was completed on October 3, 2023.

In FY 2023, total assets increased primarily due to the capitalization of construction costs for Thacker Pass, the receipt of proceeds from the Tranche 1 Investment and $75 million to establish sufficient working capital.

Expenses increased from the FY 2021 to the FY 2022, primarily due to an increase in exploration and evaluation expenditures as a result of the timing of the Thacker Pass development activities. General and administrative expenses increased primarily due to an increase in professional fees to support the evaluation of the Separation. Total assets increased from the FY 2021 to the FY 2022 primarily due to the investment in GT1 and Ascend Elements and an increase in exploration and evaluation assets. Total long-term liabilities decreased due to the reclassification of the Loan from former parent from long-term liabilities to current liabilities.

Quarterly Information

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

The following table sets out selected financial information for each of the eight most recent quarters, the latest of which ended December 31, 2023. Financial information prior to Q4 2023 has been derived from the historical carve-out financial statements of the Company and is prepared as if the Company had operated as a stand-alone entity throughout the reporting periods. The information should be read in conjunction with the Company’s audited annual carve-out financial statements for the FY 2022, the Company’s unaudited interim carve-out financial statements for the relevant periods, and the Company’s audited consolidated financial statements for the FY 2023, the notes thereto and the related management discussion and analysis for the relevant periods.

(in US$ millions)	2023				2022
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	$	$	$	$	$	$	$	$
Total assets	439.5	363.5	358.7	351.8	27.8	28.2	22.1	13.7
Property, plant and equipment	206.1	132.0	83.4	29.4	3.9	3.8	4.1	3.5
Working capital	181.3	154.0	197.6	216.5	(52.3)	0.8	(0.7)	0.1
Total liabilities	32.0	69.8	71.1	99.7	62.3	50.7	52.2	52.1
Expenses	(13.7)	(3.2)	(5.1)	(5.6)	(23.1)	(11.8)	(14.5)	(11.4)
Net income/(loss) for the period	(12.9)	(0.2)	10.9	(1.7)	(23.5)	(12.1)	(19.8)	(12.4)
Basic income/(loss) per common share	(0.08)	(0.00)	0.07	(0.01)	(0.15)	(0.08)	(0.10)	(0.08)

Notes:

1.
Quarterly amounts added together may not equal to the total reported for the period due to rounding or reclassifications.
2.
Working capital is the difference between current assets and current liabilities (refer to section “Use of Non-GAAP Financial Measures and Ratios”).

Changes in the Company’s total assets, working capital, liabilities and net income/(loss) were driven mainly by the Tranche 1 Investment, $75 million of cash distributed to the Company pursuant to the Arrangement, capitalization of construction costs at Thacker Pass commencing on February 1, 2023, and changes in the fair value of financial instruments.

In Q4 2023, property, plant and equipment increased due to the capitalization of Thacker Pass construction costs including engineering, earthworks and the acquisition of a portion of infrastructure for construction employee housing. The decrease in total liabilities is mainly attributable to the elimination of the $46.3 million loan when the receivable by Old LAC was contributed to the Company pursuant to the Arrangement. As a result of this contribution, this intercompany loan eliminates on consolidation at December 31, 2023.

In Q3 2023, property, plant and equipment increased due to capitalization of Thacker Pass construction costs, including engineering and earthworks.

In Q2 2023, property, plant and equipment increased due to capitalization of Thacker Pass construction costs including engineering. Total liabilities decreased primarily due to a decrease of $19.0 million in the fair value of the derivative liability embedded in the Tranche 2 Investment.

In Q1 2023, total assets and working capital increased primarily due to cash proceeds from the Tranche 1 Investment and property, plant and equipment increased due to commencement of construction of Thacker Pass and, as a result, capitalization of the related project construction costs. Total liabilities increased primarily due to Tranche 2 Agreements derivative liability of $24.1 million and an increase of $15.0 million in accounts payable and accrued liabilities due to increased activities related to the commencement of construction.

In Q4 2022, total expenses increased due to increased engineering costs in preparation for construction. Liabilities increased as a result of the increased activity.

In Q3 2022, total assets increased primarily due to the $5.0 million investment in Ascend Elements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

In Q2 2022, total assets increased due to the investment of $10.0 million in GT1 shares and $3.1 million acquisition of grazing rights.

RESULTS OF OPERATIONS – NET LOSS ANALYSIS

The Year Ended December 31, 2023 compared with the Year Ended December 31, 2022

The following table summarizes the items that resulted in a decrease in net loss for the year ended December 31, 2023 compared with the year ended December 31, 2022 and the items that resulted in an increase in net loss for the year ended December 31, 2022 compared with the year ended December 31, 2021.

Financial results	Years Ended December 31,			Change
(in US$ million)	2023	2022	2021	2023 vs 2022	2022 vs 2021
	$	$	$	$	$
Exploration and evaluation expenditures	(3.8)	(47.3)	(36.1)	43.5	(11.2)
General and administrative expenses	(16.3)	(9.5)	(5.1)	(6.8)	(4.4)
Equity compensation	(7.6)	(4.0)	(3.3)	(3.6)	(0.7)
Transaction costs	(10.5)	-	-	(10.5)	-
Gain/(loss) on financial instruments held at fair value	31.6	(2.6)	-	34.2	(2.6)
Finance costs	(0.3)	(4.0)	(2.6)	3.7	(1.4)
Finance and other income (expenses)	3.0	(0.4)	-	3.4	(0.4)
Net loss	(3.9)	(67.8)	(47.1)	63.9	(20.7)

The decrease in net loss to $3.9 million for the FY 2023, from a net loss of $67.8 million for the FY 2022, is primarily attributable to:

•
a decrease in exploration expenditures related to commencement of construction of Thacker Pass resulting in the commencement of capitalization of a majority of the project costs effective February 1, 2023;
•
a $32.8 million gain on change in fair value of the derivative liability with respect to the variability in the number of shares to be issued pursuant to the Tranche 2 Investment subscription agreement driven primarily by a decrease in the market value of Old LAC’s (and, following Separation, the Company’s) share prices and volatility assumptions at December 31, 2023, compared to inception of the agreements. As the Tranche 2 Agreements were signed in FY 2023, the derivative liability did not exist in FY 2022;
•
interest income on cash deposits of $2.9 million; and
•
a gain on change in fair value of the investment in Ascend Elements of $3.6 million.

The decrease in net loss was partially offset by:

•
transaction costs incurred during the FY 2023, mainly associated with professional and advisory fees as well as transaction fees related to the Tranche 1 Investment, the Separation and preliminary due diligence related to the application for the DOE Loan;
•
higher allocation of corporate costs due to an increase in salaries, other compensation costs, office and administrative expenditures incurred for the FY 2023, in order to be prepared to operate independently after Separation; and
•
a higher loss on change in fair value of investment in GT1.

Expenses

Exploration and evaluation expenditures for the FY 2023 decreased to $3.8 million compared with $47.3 million for the FY 2022. Exploration and evaluation expenditures for the FY 2023 only include Thacker Pass exploration

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

expenditures for the month of January 2023 because on February 1, 2023, the Company recognized the commencement of construction for accounting purposes, and accordingly commenced capitalization of a majority of the project costs from that date.

General and administrative expenses for the FY 2023, increased to $16.3 million compared with $9.5 million in FY2022 due to higher allocation of corporate costs and higher insurance, and administrative costs reflecting increased corporate activities as the Company prepared for the Separation on October 3, 2023. Salaries and benefits increased for the FY 2023, mainly due to an increase in the number of employees to support growth of the Company’s operations and to prepare to operate as a separate company after the Separation.

Other Items

The gain on change in fair value of the Tranche 2 Investment derivative liability of $32.8 million was driven by underlying valuation assumptions. At December 31, 2023, the valuation was carried out using the market price of $6.40 for New LAC shares, an assumed volatility of 71.26% and a risk-free rate of 5.54%. Volatility was based on the implied volatility calculated from traded options and warrants of the Company while the risk-free rate was determined based on yields observed on S23 U.S. Dollar Swaps Curve over a term commensurate with the period between December 31, 2023 and an estimated date that the Tranche 2 Investment will close.

Transaction costs for the FY 2023 increased to $10.5 million (2022 - $nil) due to transaction costs associated with the Separation, completion of the Tranche 1 Investment, and due diligence related to the application for the DOE Loan. Loss on change in fair value of investment in GT1 for the FY 2023 increased to $4.9 million (2022 - $2.6 million). Gain on change in fair value of investment in Ascend Elements for the FY 2023 was $3.6 million (2022 - $nil). Finance costs for the FY 2023 decreased to $0.3 million from $4.0 million reflecting commencement of capitalization of interest in 2023. Finance income for the FY 2023 increased to $3.0 million due to interest earned on cash deposits.

The Year Ended December 31, 2022 compared with the Year Ended December 31, 2021

The increase in net loss of $67.8 million for the FY 2022 from a net loss before discontinued operation of $47.1 million for the FY 2021 is primarily attributable to:

•
an increase in Thacker Pass exploration and evaluation expenditures related to engineering work, permitting and preparation of a feasibility study;
•
an increase in allocated general and administrative expenses mostly due to an increase in professional fees to support the evaluation of the Separation and higher salaries and other compensation costs to support the growth of LAC North America;
•
a loss on the change in fair value of GT1; and
•
an increase in finance cost mainly due to interest on the Loan from former parent.

Expenses

Exploration and evaluation expenditures during FY 2022 of $47.3 million (FY 2021- $36.1 million) included expenditures related to permitting, engineering, and feasibility study-related preparation costs for Thacker Pass. The increase in exploration expenditures is due to higher consulting, salaries, field supplies, permitting and environmental costs incurred during the FY 2022, and the timing of permitting and other expenditures on Thacker Pass.

Other Items

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

The loss on change in fair value of investment in GT1 for the FY 2022 was $2.6 million (FY 2021 - $nil). Finance costs during FY 2022 were $4.0 million (2021 - $2.7 million) and are primarily comprised of interest expense on the loan from former parent.

Three Months Ended December 31, 2023 compared with Three Months Ended December 31, 2022

The following table summarizes the results of operations for the three months ended December 31, 2023 (“Q4 2023”) compared with the three months ended December 31, 2022 (“Q4 2022”):

Financial results	Three Months Ended December 31,
(in US$ million)	2023	2022	Change
	$	$	$
Exploration and evaluation expenditures	-	(16.9)	16.9
General and administrative	(8.2)	(3.5)	(4.7)
Equity compensation	(5.5)	(2.7)	(2.8)
Transaction costs	(1.2)	-	(1.2)
Gain/(loss) on financial instruments held at fair value	(1.0)	0.9	(1.9)
Finance costs	-	(1.0)	1.0
Finance and other income	3.0	(0.4)	3.4
Net loss	(12.9)	(23.6)	10.7

Lower net loss of $12.9 million in Q4 2023 compared with $23.6 million in Q4 2022 is primarily attributable to:

•
a decrease in exploration expenditures related to commencement of construction of Thacker Pass and capitalization of majority of the project costs starting February 1, 2023; and,
•
interest earned on cash deposits.

Lower net loss was partially offset by:

•
increase in general and administrative costs due to an increase in salaries, other compensation costs, office and administrative expenses incurred for the three months ended December 31, 2023, as the Company operated independently in the post-Separation period from October 3, 2023 - December 31, 2023 and to support increased business activities; and
•
loss of change in fair value of GT1 shares of $1.0 million in Q4 2023 compared with a gain of $0.9 million in Q4 2022.

Expenses

Exploration and evaluation expenditures were $nil in Q4 2023 compared with $16.9 million in Q4 2022 due to the commencement of construction of Thacker Pass for accounting purposes that resulted in the capitalization of a majority of the project costs commencing on February 1, 2023.

General and administrative expenses during Q4 2023 increased to $8.2 million from $3.5 million in Q4 2022 due to the costs related to the Separation and preparation for increased business activities at Thacker Pass. Q4 2023 includes actual corporate costs whereas Q4 2022 was an allocation of a portion of the corporate expenses from Old LAC. Salaries and benefits increased primarily due to the accrual of the year-end bonus for the full year and an increase in the number of employees in preparation to operate independently in the post-Separation period.

Other Items

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Transaction costs were $1.2 million during Q4 2023 compared with $nil in Q4 2022 reflecting costs associated with the DOE Loan application and related due diligence that was ongoing during 2023. The loss on change in fair value of investment in GT1 during Q4 2023 of $1.0 million compared with a gain of $0.9 million in Q4 2022. Finance and other income during Q4 2023 was $3.0 million compared with a loss of $0.4 million in Q4 2022 which is primarily due to interest earned on higher balances of cash on hand after Separation.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow Highlights	Years Ended December 31,
(in US$ million)	2023	2022	2021
	$	$	$
Cash used in operating activities	(38.0)	(52.0)	(42.9)
Cash provided by/(used) in investing activities	(190.1)	(20.6)	2.2
Cash provided by financing activities	423.0	72.3	41.1
Change in cash and cash equivalents	194.9	(0.3)	0.4
Cash and cash equivalents – beginning of the year	0.6	0.9	0.5
Cash and cash equivalent – end of the year	195.5	0.6	0.9

As at December 31, 2023, the Company had cash and cash equivalents of $195.5 million (December 31, 2022 - $0.6 million; December 31, 2021 - $0.9 million) which includes the remaining net unspent proceeds of the Tranche 1 Investment. On October 3, 2023, an additional $75 million in cash was transferred from Old LAC to the Company pursuant to the Arrangement, to establish sufficient working capital for the Company.

Liquidity Outlook

On January 30, 2023, Old LAC entered into a purchase agreement with GM pursuant to which GM agreed to make a $650 million equity investment in Old LAC, the proceeds of which are to be used for the development and construction of Thacker Pass. The Transaction is comprised of two tranches, the $320 million first tranche investment and a second tranche investment of up to $330 million. The Tranche 1 Investment closed on February 16, 2023. In conjunction with the Separation on October 3, 2023, the Tranche 2 Investment agreement between GM and Old LAC was terminated and replaced by a corresponding subscription agreement between GM and the Company.

The Company’s working capital was $181.3 million at December 31, 2023 compared with a negative working capital of $52.3 million at December 31, 2022 in the carve-out comparative financial statements. The increase in working capital reflects the unspent remaining proceeds of the Tranche 1 Investment and $75 million to establish sufficient working capital contributed by Old LAC to the Company upon Separation pursuant to the Arrangement, partially offset by higher accounts payable reflecting increased Thacker Pass construction activity in 2023.

Following a robust due diligence and term sheet negotiation process since receiving the Letter of Substantial Completion in February 2023, on March 12, 2024, the DOE provided the Company with Conditional Commitment of a DOE Loan for $2.26 billion with a 24-year maturity and interest rates fixed from the date of each monthly advance for the term of the loan at then applicable U.S. Treasury rates. The DOE Loan is to finance the construction of the processing facilities at Thacker Pass Phase 1 and will include interest accrued during construction, which is estimated to be $290 million over the three-year construction period.

The expected funding from the DOE Loan plus GM’s strategic investment and cash on hand are expected to provide the vast majority of the capital necessary to fund construction of Thacker Pass Phase 1.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

The Conditional Commitment represents a significant milestone and demonstrates the DOE’s intent to finance Thacker Pass. Certain technical, legal and financial conditions, including negotiation of definitive financing documents, must be satisfied before funding of the DOE Loan.

The Company continues to develop its projects and does not generate revenues from operations. The Company’s capital resources are driven by the status of its projects, and its ability to compete for investor support of its projects.

Over the long-term, the Company expects to meet its obligations and fund the development of Thacker Pass through its financing plans described above; however, due to the conditions associated with such financing, there can be no assurance that the Company will successfully complete all of its contemplated financing plans. The Company has the flexibility to manage its expenditure levels in accordance with the anticipated timing of receipt of funds from expected sources of financing. Except as disclosed, the Company does not know of any trends, demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, its liquidity and capital resources either materially increasing or decreasing at present or in the foreseeable future. The Company does not engage in currency hedging to offset any risk of currency fluctuations.

Operating Activities

Cash used in operating activities during the year ended December 31, 2023 was $38.0 million (2022 – $52.0 million; 2021 – $42.9 million). The significant components of operating activities are discussed in the Results of Operations section above.

Investing Activities

Cash used in investing activities for the year ended December 31, 2023, was $190.1 million compared with $20.6 million for the year ended December 31, 2022, and cash provided by investing activities of $2.2 million for the year ended December 31, 2021. During the year ended December 31, 2023, $189.5 million was incurred on additions to Property, Plant and Equipment, primarily on construction costs related to Thacker Pass. In FY 2022, investments were made in GT1 and Ascend Elements for $10.0 million and $5.0 million respectively. In FY 2021, proceeds of $4.0 million were received on the sale of discontinued operations, partially offset by exploration and evaluation expenditures.

Financing Activities

Funding from the Former Parent

Prior to the Separation, the Company was funded with proceeds from the Tranche 1 Investment that were advanced via a loan from Old LAC (recorded within liabilities) or capital contributions (recorded within Net former parent investment in equity). The Net former parent investment represents Old LAC’s interest in the recorded net assets and the cumulative net equity investment in LAC North America through the periods presented. The Net former parent investment from Old LAC during the year ended December 31, 2023, was $45.5 million (2022 – $72.7 million; 2021 – $20.1 million). On October 3, 2023, Old LAC contributed to the Company a transfer of cash resulting in a balance of cash and cash equivalents of $275.5 million upon Separation on October 3, 2023.

CURRENT SHARE INFORMATION

Issued and outstanding securities of the Company as at the date of this MD&A were as follows:

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Common Shares issued and outstanding	162,131,223
Restricted Share Units (RSUs)	3,320,884
Deferred Share Units (DSUs)	95,365
Performance Share Units (PSUs)	981,098
Common shares, fully diluted	166,528,570

All equity incentive units can be settled as common shares on a one-for-one basis, except for PSUs. The number of common shares issuable upon vesting of PSUs granted after the Separation depends on the performance of the Company’s shares over a predetermined performance periods as compared to a prescribed peer group of companies and can vary from zero to up to two times the number of PSUs granted.

RELATED PARTY TRANSACTIONS

Transition Service Agreement

Upon closing of the Arrangement, the Company entered into a Transition Services Agreement with Lithium Argentina whereby each company provides various accounting, payroll and other technical services to each other for a defined period of time.

Compensation of Directors and Key Management

The Company’s key management includes the executive management team who supervise day-to-day operations and independent directors on the Company’s Board of Directors who oversee management. Their compensation is as follows:

	2023	2022	2021
For the period January 1 to October 2,	$	$	$
Salaries, bonuses, benefits and directors' fees included in the Consolidated Statement of Comprehensive loss	1,499	1,303	901
Salaries, bonuses and benefits included in PP&E	242	-	-
Equity compensation	1,670	644	672
For the period October 3 to December 31,
Salaries, bonuses and benefits included in general and administrative expenses and PP&E	2,481	2,557	509
Salaries, bonuses and benefits included in PP&E	576	-	-
Equity compensation	1,538	361	132
Total for the year ended December 31,	8,006	4,865	2,214

The above numbers represent (a) an allocation of the remuneration of those directors and key management personnel for services allocated by Old LAC to LAC North America prior to the Separation date of October 3, 2023; and (b) the actual costs incurred by the Company for directors and key management personnel of the Company for compensation earned at and incurred by the Company post October 3, 2023, including year-end bonuses for the full 2023 year.

Amounts due to directors and key management personnel as at December 31, 2023 include $0.3 million due to the independent directors for Q4 2023 directors’ fees and $2.1 million due to the Company’s key management. The amounts due to key management consists of the annual short-term bonuses which were paid 50% in cash and 50% in RSUs in the first quarter of 2024. The amounts due to directors were paid in the first quarter of 2024 partially in cash and partially in DSUs.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

	December 31, 2023	December 31, 2022	December 31, 2021
	$	$	$
Total due to directors and key management	2,376	1,415	671

CONTRACTUAL OBLIGATIONS

As at December 31, 2023, the Company had the following contractual obligations (undiscounted):

	Years ended December 31,
(in US$ million)	2024	2025	2026	2027 and later	Total
	$	$	$	$	$
Accounts payable and accrued liabilities	23,361	-	-	-	23,361
Obligations under office leases¹	884	565	712	-	2,161
Obligations under land leases¹	69	70	73	3,822	4,034
Other obligations¹	54	3,551	23	-	3,628
Total	24,368	4,186	808	3,822	33,184

1.
Include principal and interest/finance charges.

The Company’s commitments including royalties and option payments, most of which will be incurred in the future if the Company starts production from Thacker Pass, are disclosed in Notes 9, 12 and 24 of FY 2023 financial statements.

FINANCIAL INSTRUMENTS

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

All of the Company’s financial instruments are classified into financial assets and liabilities measured at amortized cost, other than the shares acquired as part of the investment in GT1 and Ascend Elements, and the GM Tranche 2 Agreements derivative liability, which are carried at fair value. All financial instruments are initially measured at fair value plus, in the case of items measured at amortized cost, transaction costs that are directly attributable to the acquisition or issue of the financial asset or financial liability.

Financial assets are measured at amortized cost if they are held for the collection of contractual cash flows where those cash flows solely represent payments of principal and interest. The Company’s intent is to hold these financial assets in order to collect contractual cash flows. The contractual terms give rise to cash flows on specified dates that are solely payments of principal and interest on the principal amount outstanding.

The Company assesses on a forward-looking basis the expected credit losses associated with its financial assets carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For additional details about the Company’s financial instruments please refer to the Note 24 of FY 2023 financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has no off-balance sheet arrangements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

DECOMMISSIONING PROVISION AND RECLAMATION BOND

The carrying value of the liability for decommissioning that arose to date as a result of exploration activities at Thacker Pass as at December 31, 2023 is $0.9 million. The Company has a $1.7 million reclamation bond payable to the BLM guaranteed by a third-party insurance company. In 2021, BLM approved a reclamation cost estimate for the Thacker Pass plan of operations of $47.6 million. Financial assurance of $13.7 million for the initial work plan was placed with the agency in February 2023 prior to initiating construction with the remaining amount to be placed as construction activities progress.

ESTIMATION UNCERTAINTY AND ACCOUNTING POLICY JUDGMENTS

Please refer to the Company’s annual consolidated financial statements for the year ended December 31, 2023, for Critical Accounting Estimates and Judgments disclosure and Accounting Policies disclosure. The nature and amount of significant estimates and judgments made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty as well as accounting policies applied during the year ended December 31, 2023, were substantially the same as those that management applied to the annual carve-out financial statements as at and for the year ended December 31, 2022, other than as described below.

Accounting for the Agreements with General Motors

The Company’s accounting for the agreements with GM, involved judgment, specifically in the Company’s assumption that in the Company’s determination the Offtake Agreement represents an agreement with market selling prices; and that the Offtake Agreement is separate from the equity financing provided by GM.

Following termination of the warrants on July 31, 2023, the fair value of the Tranche 2 Investment subscription agreement with GM involved estimation which was determined using Monte Carlo simulation. The simulation of the fair value required significant assumptions, including expected volatility of the Company’s share price and a risk-free rate.

Commencement of Development of Thacker Pass

The Company determined that the technical feasibility and commercial viability of Thacker Pass had been demonstrated following the release of the Thacker Pass Feasibility Study on January 31, 2023, the receipt of the favorable ruling from the Federal Court for the issuance of the ROD, and the receipt of notice to proceed from BLM on February 7, 2023. The Company entered into an EPCM agreement and other construction-related contracts. Construction of Thacker Pass, including site preparation, geotechnical drilling, water pipeline development and associated infrastructure has commenced. Accordingly, the Company transferred the capitalized costs of Thacker Pass from exploration and evaluation assets to property, plant and equipment and began to capitalize development costs starting February 1, 2023.

Concurrent with the transfer of the Thacker Pass assets from exploration and evaluation to property, plant and equipment, management completed an impairment test of Thacker Pass which compared the carrying value to the recoverable amount. The recoverable amount is the greater of the value in use and the fair value less disposal costs. The fair value less disposal costs was calculated using a discounted cash flow model with feasibility study economics. The significant assumptions that impacted the fair value included future lithium prices, capital cost estimates, operating cost estimates, estimated mineral reserves and resources, and the discount rate. Based on the result of the impairment test, management concluded that there was no impairment.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

NEW IFRS PRONOUNCEMENTS

Amendments to IAS 1 – Presentation of Financial Statements

In October 2022, the IASB issued amendments to IAS 1, Presentation of Financial Statements titled Non-current Liabilities with Covenants. These amendments sought to improve the information that an entity provides when its right to defer settlement of a liability is subject to compliance with covenants within 12 months after the reporting period. These amendments to IAS 1 override but incorporate the previous amendments, Classification of Liabilities as Current or Non-current, issued in January 2020, which clarified that liabilities are classified as either current or non-current, depending on the rights that exist at the end of the reporting period. Liabilities should be classified as non-current if a company has a substantive right to defer settlement for at least 12 months at the end of the reporting period. The amendments are effective January 1, 2024, with early adoption permitted. Retrospective application is required on adoption. We do not expect these amendments to have a material effect on the financial statements of the Company.

Amendment to IAS 1 and IFRS Practice Statement 2 - Disclosure of Accounting Policies

In February 2021, the IASB issued amendments to IAS 1, Presentation of Financial Statements and the IFRS Practice Statement 2: Making Materiality Judgments to provide guidance on the application of materiality judgments to accounting policy disclosures. The amendments to IAS 1 replace the requirement to disclose significant accounting policies with a requirement to disclose material accounting policies. Guidance and illustrative examples are added in the Practice Statement to assist in the application of the materiality concept when making judgments about accounting policy disclosures. The amendments are effective January 1, 2023. Prospective application is required on adoption. These amendments did not impact these consolidated financial statements.

Amendments to IAS 12 - International Tax Reform Pillar Two Model Rules

In May 2023, the IASB issued amendments to IAS 12, International Tax Reform - Pillar Two Model Rules to clarify the application of IAS 12 Income Taxes to income taxes arising from tax law enacted or substantively enacted to implement the Organization for Economic Co-operation and Development (OECD)/G20 Inclusive Framework on Base Erosion and Profit Shifting (BEPS) Pillar Two model rules (Pillar Two income taxes). The amendments introduce a mandatory temporary exception to the accounting for deferred taxes arising from the jurisdictional implementation of the Pillar Two model rules and disclosure requirements for the entities to help users of the financial statements better understand an entity’s exposure to Pillar Two income taxes arising from that legislation, particularly before its effective date.

The mandatory temporary exception, the use of which is required to be disclosed, applies immediately. The remaining disclosure requirements apply for annual reporting periods beginning on or after January 1, 2023, but not for any interim periods ending on or before December 31, 2023. These amendments did not impact these consolidated financial statements.

RISKS AND UNCERTAINTIES

An investment in the Company’s securities should be considered as highly speculative given the current stage of the Company’s business and development. Such an investment is subject to a number of risks at any given time. Below is a description of the principal risk factors affecting the Company. The risk factors set out below are not exhaustive and do not include risks the Company deems to be immaterial; however, even an immaterial risk has the potential to have a material adverse effect on the Company’s business, financial condition, operating results, or future prospects. Investors should carefully consider these risk factors, many of which are beyond the Company’s

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

control, together with all the other information included in this MD&A, in evaluating the Company and its common shares. The following risk factors could adversely affect the Company's business, financial condition, results of operations and the price of the Company's common shares.

The following are risk factors that the Company’s management believes are most important in the context of the Company’s business. It should be noted that this list is not exhaustive and that other risk factors may apply. Additional risks are disclosed in the Company’s other continuous disclosure documents, including its AIF, which are available on the Company’s SEDAR+ profile at www.sedarplus.ca.

Risks Related to Resource Development

Thacker Pass Project Development Risk

The Company's business strategy depends in substantial part on developing Thacker Pass into a commercially viable mine and chemical manufacturing facility. Whether a mineral deposit will be commercially viable depends on numerous factors, including but not limited to: the attributes of the deposit, such as size and grade; proximity to available infrastructure; economics for new infrastructure; market conditions for battery-grade lithium products; processing methods and costs; and government permitting and regulations.

On February 6, 2023, the Company received a favorable ruling from the U.S. District Court in respect of the appeal of the issuance of the Record of Decision (the "ROD") for Thacker Pass. The U.S. District Court declined to vacate the ROD for Thacker Pass. Addressing one remand issue from the court, the U.S. Department of the Interior Bureau of Land Management (the "BLM") subsequently considered whether the Company possesses adequate mining-claim rights to the lands over the area designated for waste storage and tailings and did not impose any restrictions expected to impact the construction timeline of Thacker Pass. The Company commenced construction activities, including site preparation, geotechnical drilling, water well drilling, water pipeline development and associated infrastructure after having selected an engineering, procurement and construction management firm to develop and execute the construction plan for Thacker Pass. The Company is also focused on the development of a North American supply chain, and continues to progress the DOE Loan application for which a Conditional Commitment was received from the DOE on March 12, 2024.

There are many additional factors that could impact the development of Thacker Pass, including terms and availability of financing, cost overruns, litigation or administrative appeals concerning the project, delays in development, and any permitting changes, among other factors. Thacker Pass is also subject to the development and operational risks described elsewhere in this MD&A. Accordingly, there can be no assurance that the Company will complete development of Thacker Pass as currently contemplated, or at all. If the Company is unable to develop Thacker Pass into a commercial operating mine, its business and financial condition could be materially adversely affected.

Risks Relating to the U.S. DOE ATVM Loan Program

The Company’s receipt on March 12, 2024, of a Conditional Commitment from the DOE for the DOE Loan is not an assurance that definitive financing documents will be negotiated and completed, that the terms and conditions of the DOE Loan will be consistent with the terms proposed or that all technical, legal and financial conditions will be achieved. The outcome of the Company's application to the DOE for funding to be used at Thacker Pass through the DOE Loan is dependent on whether the DOE decides to proceed with the definitive financing documents, and there can be no assurances as to the outcome of this decision and the terms and conditions of the financing documents that may be offered, if any.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Product Price Risk

The ability to generate profitable operations on Thacker Pass, if and to the extent the project is developed and enters commercial operation, will be significantly affected by the market price of lithium-based end products, such as lithium carbonate and lithium hydroxide. The market price of these products fluctuates widely and is affected by numerous factors beyond the Company's control, including world supply and demand, pricing characteristics for alternate energy sources such as oil and gas, government policy and laws, interest rates, the rate of inflation and the stability of currency exchange rates. Such external economic factors are influenced by changes in international investment patterns, various political developments and macro-economic circumstances. Furthermore, the price of lithium products is significantly affected by their purity and performance, and by the specifications of end-user battery manufacturers. If the products produced from the Company's projects do not meet battery-grade quality and/or do not meet customer specifications, pricing will be reduced from that expected for battery-grade products. In turn, the availability of customers may also decrease. The Company may not be able to effectively mitigate against pricing risks for its products. Depressed pricing for the Company's products will affect the level of revenues expected to be generated by the Company, which in turn could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

Production Estimates

This MD&A and the Reports contain estimates relating to future production and future production costs for Thacker Pass. No assurance can be given that production estimates will be achieved generally or at the stated costs. These production estimates are dependent on, among other things, the accuracy of mineral reserve estimates, the accuracy of assumptions regarding ore grades and recovery rates, ground conditions, physical conditions of ores, assumed metallurgical characteristics and the accuracy of estimated rates and costs of mining and processing. For Thacker Pass, ore grades or types may be lower quality than expected, which may result in levels lower than expected. The failure of the Company to achieve production estimates could have a material and adverse effect on any or all of its cash flows, profitability, results of operations and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Capital and Operating Cost Estimates

The expected capital and operating costs for Thacker Pass are based on the interpretation of geological and metallurgical data, feasibility studies, economic factors, anticipated climatic conditions and other factors that may prove to be inaccurate. Therefore, the Reports may prove to be unreliable if the assumptions or estimates do not reflect actual facts and events. The Thacker Pass 1300 Report estimated life of mine project capital costs for Thacker Pass of $5.51 billion for both Phase 1 and 2, but any of the following events, among the other events and uncertainties described therein, could affect the ultimate accuracy of such estimates: uncertainties in the interpreted geological data based on wide-spaced drill holes not being representative of the mineral deposit locally, in particular, unrecognized faults or basaltic units that could require changes to the mine plan or increased mine dilution or mine losses; unrecognized geotechnical conditions that could require flattening of the pit slope increasing the strip ratio and mining costs, and area required for waste rock storage; unanticipated changes to the process flowsheet; increase in capital costs for any reason; and adverse weather conditions that could reduce mine equipment performance and require waste management storage areas to be redesigned.

Permitting Risks

Although the Company has obtained all key environmental permits for Thacker Pass for an initial stage of construction, there can be no certainty that current permits will be maintained, permitting changes such as changes to the mine plan or increases to planned capacity will be approved, or additional local, state or provincial permits or approvals required to carry out development and production at Thacker Pass will be obtained, projected timelines for permitting decisions to be made will be met, or the projected costs of permitting will be accurate.

In addition, there is the risk that existing permits will be subject to challenges of regulatory administrative process, and similar litigation and appeal processes. Litigation and regulatory review processes can result in lengthy delays, with uncertain outcomes. Such issues could impact the expected development timelines of Thacker Pass and consequently have a material adverse effect on the Company's prospects and business.

Natural Resource Risk

The processes contemplated by the Company for production of lithium carbonate from a sedimentary deposit such as that of Thacker Pass have not previously been demonstrated at commercial scale. To mitigate this risk, the Company developed the Lithium Technical Development Center in Reno, Nevada ("LiTDC"), a new integrated process testing facility in Reno, Nevada to test the process chemistry. The LiTDC continues to operate based on the Thacker Pass flowsheet processing raw ore to final battery-quality lithium carbonate to produce product samples for potential customers and partners. The results of ongoing test work to de-risk each step of the flowsheet continue to be in line with expectations. However, there are risks that the process chemistry will not be demonstrated at scale, efficiencies of recovery and throughput capacity will not be met, or that scaled production will not be cost effective or operate as expected. In addition, the novel nature of the deposit could result in unforeseen costs, additional changes to the process chemistry and engineering, and other unforeseen circumstances that could result in additional delays to develop the project or increased capital or operating costs from those estimated in the Reports, which could have a material adverse effect on the development of Thacker Pass.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Geopolitical Factors and Activist Political Involvement

The Company's business is international in scope, with its incorporating jurisdiction and head office located in Canada and Thacker Pass located in the United States. Changes, if any, in mining, investment or other applicable policies or shifts in political attitude in any of the jurisdictions in which the Company operates, or towards such political jurisdictions, may adversely affect the Company's operations or profitability and may affect the Company's ability to fund its ongoing expenditures at its projects.

More specifically, as a result of increased concerns around global supply chains, the lithium industry has become subject to increasing political involvement, including in the United States and Canada. This reflects the critical role of lithium as an input in the development of batteries for the burgeoning transition to electric vehicles in the automotive industry, combined with worldwide supply constraints for lithium production and geopolitical tensions between Western countries such as the United States and Canada on the one hand and China on the other, arising from the dominant role of China in the production of inputs for the battery industry. The resulting political involvement appears to be evolving into a form of industrial policy by several governments, including those of Canada and the United States, in which they employ steps to encourage the development of domestic supply such as tax incentives and low-interest loans to domestic and other Western actors, as well as undertake steps to discourage the involvement of participants from non-Western countries, including the expansion of legal oversight and an expansion of the scope of discretionary authority under laws and regulations to impose restrictions on ownership, influence and investment. These factors are of particular relevance to the Company, with its Canadian incorporation, U.S.-based Thacker Pass and predominant connection to Canada and the United States through its stock exchange listings, shareholder base and board and management composition. This evolving industrial policy is resulting in benefits to the Company as a result of its connection to Canada and the United States, including the prospect of tax incentives and, potentially, financial support being made available for the development of Thacker Pass. The Company is also having to manage the more restrictive aspects of this increased government involvement, which is expected to result in limitations on the extent to which the Company will be able to undertake business operations with non-Western parties and limitations on ownership and influence of non-Western parties in its business. The Company has and intends to continue to fully comply with legislation and policies in all jurisdictions where it operates. At this time, the Company does not believe that any of these steps will result in a substantive adverse change to its business or operations, or the intended geographic focus of its business.

The Company wholly-owns a mineral property in the United States. Changes, if any, in mining, investment or other applicable policies or shifts in political attitude in any of the jurisdictions in which the Company operates may adversely affect the Company's operations or profitability and may affect the Company's ability to fund its ongoing expenditures at its projects. Regardless of the economic viability of the properties in which the Company holds interests, and despite being beyond the Company's control, such political changes could have a substantive impact on the Company that may prevent or restrict mining of some or all of any deposits on the Company's properties, including the financial results therefrom.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Lithium Market Growth Uncertainty

The development of lithium operations at Thacker Pass is highly dependent upon the currently projected demand for and uses of lithium-based end products. This includes lithium-ion batteries for electric vehicles and other large format batteries that currently have limited market share and whose projected adoption rates are not assured. To the extent that such markets do not develop in the manner contemplated by the Company, then the long-term growth in the market for lithium products will be adversely affected, which would inhibit the potential for development of Thacker Pass, its potential commercial viability and would otherwise have a negative effect on the business and financial condition of the Company. In addition, as a commodity, lithium market demand is subject to the substitution effect in which end-users adopt an alternate commodity as a response to supply constraints or increases in market pricing. To the extent that these factors arise in the market for lithium, it could have a negative impact on overall prospects for growth of the lithium market and pricing, which in turn could have a negative effect on the Company and its projects.

No History of Mining Operations

The Company has no prior history of completing the development of a mining project or conducting mining operations. The future development of properties found to be economically feasible will require the construction and operation of mines, processing plants and related infrastructure. While certain members of management and employees have mining development, chemical industry and operational experience, the Company does not have vast experience as a collective organization. As a result of these factors, it is difficult to evaluate the Company's prospects, and the Company's future success is more uncertain than if it had a proven history.

Risks of New Development and Mining Operations

The Company is and will continue to be subject to all risks inherent with establishing new mining operations including: the time and costs of construction of mining and processing facilities and related infrastructure; the availability and costs of skilled labor and mining equipment and supplies; the need to obtain and maintain necessary environmental and other governmental approvals, licenses and permits, and the timing of the receipt of those approvals, licenses and permits; the availability of funds to finance construction and development activities; potential opposition from non-governmental organizations, indigenous peoples, environmental groups or local groups which may delay or prevent development activities; and potential increases in construction and operating costs due to various factors, including changes in the costs of fuel, power, labour, contractors, materials, supplies and equipment.

It is common in new mining operations to experience unexpected costs, problems and delays during construction, commissioning and mine start-up. In addition, delays in the early stages of mineral production often occur. Accordingly, the Company cannot provide assurance that its activities will result in profitable mining operations at Thacker Pass and any other mineral properties the Company advances or acquires in the future.

Risks of Cost Estimations

Feasibility reports and other mining studies, including the Reports, are inherently subject to uncertainties. Capital costs, operating costs, production and economic returns, and other estimates may differ significantly from those anticipated by the Company's current estimates, and there can be no assurance that the Company's actual capital, operating and other costs will not be higher than currently anticipated. The Company's actual costs and production may vary from estimates for a variety of reasons, including, but not limited to: lack of availability of resources or necessary supplies or equipment; inflationary pressures flowing from global supply chain shortages and increased transportation costs and other international events, which in turn are causing increased costs for supplies and equipment; increasing labor and personnel costs; unexpected construction or operating problems; cost overruns; lower than expected realized lithium prices; lower than expected ore grades; revisions to construction plans; risks

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

and hazards associated with construction, mineral production and chemical plant operations; natural phenomena such as floods, fires, droughts or water shortages; unexpected labour shortages or strikes; general inflationary pressures and interest and currency exchange rates. Many of these factors are beyond the Company's control and could have a material effect on the Company's business, financial condition, results of operations, and operating cash flow, including the Company's ability to service its indebtedness.

Negative Cash Flows from Operations

The Company anticipates it will continue to have negative cash flow from operating activities in future periods until profitable commercial production is achieved at Thacker Pass. The Company’s ability to continue as a going concern will be dependent upon its ability to generate profits from its proposed operations, or to raise capital through equity or debt financing to continue to meet its obligations and repay its liabilities arising from normal business operations when they come due.

Operating Risks

The Company's operations are subject to all of the hazards and risks normally incidental to the exploration for, and the development and operation of, mineral properties and associated chemical plants, including an onsite sulfuric acid plant. The Company has implemented a comprehensive suite of health and safety measures designed to comply with government regulations and protect the health and safety of the Company's workforce in all areas of its business. The Company also strives to comply with environmental regulations in its operations. Nonetheless, mineral exploration, development and exploitation involves a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Unusual or unexpected formations, formation pressures, fires, power outages, shutdowns due to equipment breakdown or failure, aging of equipment or facilities, unexpected maintenance and replacement expenditures, unexpected material handling problems, unexpected equipment capacity constraints, human error, labour disruptions or disputes, inclement weather, higher than forecast precipitation, flooding, shortages of water, explosions, releases of hazardous materials, deleterious elements materializing in mined resources, cave-ins, slope and embankment failures, landslides, earthquakes and industrial accidents, protests and other security issues, and the inability to obtain adequate machinery, equipment or labor due to shortages, strikes or public health issues such as pandemics, are some of the risks involved in mineral exploration and exploitation activities, which may, if as either a significant occurrence or a sustained occurrence over a significant period of time, result in a material adverse effect. The Company expects to rely on third-party owned infrastructure in order to successfully develop and operate its projects, such as power, utility and transportation infrastructure. Any failure of this infrastructure, or problems with the achieving agreements that facilitate use of this infrastructure (if any are required), without adequate replacement or alternatives may also have a material impact on the Company.

Ore grade, composition or type at Thacker Pass may be lower quality than expected, which may result in actual production levels being lower than expected. The Thacker Pass project could be affected by seasonal factors affecting the business including but not limited to the availability of power resources and water supply, which could be influenced by seasonal variability due to stresses on those resources. The lithium chemicals business also is subject to commercial business cycles and commodities price cycles. If the global economy stalls and commodity prices decline, a continuing period of lower prices could significantly affect the economic potential of our properties and result in the Company's decision to cease work on or drop its interest in the property.

Risks from Changing Regulations and Laws

Changes to government laws and regulations may affect the development of Thacker Pass. Such changes could include laws relating to taxation, royalties, restrictions on production, export controls, environmental, biodiversity

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

and ecological compliance, mine development and operations, mine safety, permitting and numerous other aspects of the Company’s business.

Environmental Risks and Regulations

The Company must comply with stringent environmental regulation in the United States. Such regulations relate to many aspects of the project operations for Thacker Pass, including but not limited to water usage and water quality, air quality and emissions, reclamation requirements, biodiversity such as impacts on flora and fauna, disposal of any hazardous substances and waste, tailings management and other environmental impacts associated with its development and proposed operating activities.

Environmental regulations are evolving in a manner that is expected to require stricter standards and enforcement, increased fines and penalties for non‐compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Applicable environmental laws and regulations may require enhanced public disclosure and consultation. It is possible that a legal protest could be triggered through one of these requirements or processes that could delay development activities. Certain U.S. laws allow for third parties to petition regulators for designations that could have the potential of imposing additional mitigation or limitations at Thacker Pass or surrounding areas. The Company is aware of requests to list special status species and to designate traditional historic property in and around Thacker Pass. No assurance can be given that new environmental laws, regulations or actions will not be enacted or that existing environmental laws and regulations will not be applied in a manner that could limit or curtail the Company's development programs. Such changes in environmental laws and regulations and associated regulatory requirements could delay and/or increase the cost of exploration and development of Thacker Pass.

Tailings are a potential environmental risk for the Company as it moves toward production. Tailings are the materials remaining after a target mineral, such as lithium, is extracted from the ore. Tailings management is subject to regulatory requirements and industry best practice standards, as there are a number of environmental risks and water usage requirements associated with them. Given the location of Thacker Pass, which is in an arid, generally flat and less populated region of Nevada, and the design of the mine plans and processes to manage waste and water for Thacker Pass, many of the risks associated with tailings management are expected to be mitigated for the project. Tailings generated at Thacker Pass will be filtered and stacked, which generally has fewer risks and environmental impacts than other tailings management methods. Nonetheless, risks associated with tailings cannot be eliminated. Certain risks such as the potential failure of water diversion and water impoundment structures and a weather event exceeding the design criteria of water diversion and water impoundment structures will continue to exist. The occurrence of any of these events, some of which are heightened risks given the potential effects of climate change, could result in significant impacts to property and the environment. This in turn could restrict operations, result in additional remediation and compliance costs, trigger investigations by regulatory authorities, and have a material adverse effect on the Company's planned operations and financial condition.

The Company has completed previous mining for small amounts of clay on a portion of the lands comprising Thacker Pass in connection with its former organoclay business, which had an environmental impact on the property. Although the Company has performed reclamation work on the property to address such environmental impacts, and much of the disturbance is expected to be subsumed by Thacker Pass, there can be no assurance that additional environmental liability will not arise in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Risks of Business Concentration

The Company has only one material mining project, Thacker Pass. Unless it acquires other mineral properties or makes new discoveries for certain areas where the Company owns the mineral rights, the Company will be dependent on Thacker Pass being successfully developed and brought into production. Failure to successfully develop, bring into production and operate Thacker Pass could have a material adverse impact on the Company's business, financial condition, results of operations and prospects. Until such time as the Company acquires or develops other significant assets, the Company will continue to be dependent on the success of its activities at Thacker Pass.

Insurance Risks

In the course of exploration, development and production of mineral properties, certain risks, and in particular, risks related to operational and environmental incidents may occur. Although the Company maintains insurance to protect against certain risks associated with its business, insurance may not be available to insure against all such risks, or the costs of such insurance may be uneconomic. The Company may also elect not to obtain insurance for other reasons. Insurance policies maintained by the Company may not be adequate to cover the full costs of actual liabilities incurred by the Company, or may not be continued by insurers for reasons not solely within the Company's control. The Company maintains liability insurance in accordance with industry standards and the anticipated costs of environmental reclamation are fully bonded by the Company through a third-party insurer. Reclamation cost estimates and bond submissions are reviewed and approved by the BLM and the State of Nevada also approves the reclamation cost estimate. Nevertheless, losses from uninsured and underinsured liabilities have the potential to materially affect the Company's financial position, results of operations and prospects.

Mineral Tenure Risk

The U.S. Mining Act and other federal and state laws govern the Company's ability to develop, mine and process the minerals on the unpatented mining claims and/or mill site claims that form Thacker Pass, which are locatable under the U.S. Mining Act. There can be no assurance of title to any of the Company's property interests, or that such title will ultimately be secured. The Company's property interests may also be subject to prior unregistered agreements or transfers or other land claims, and title may be affected by undetected defects and adverse laws and regulations.

The Company cannot guarantee that the validity of its unpatented mining claims will not be contested. A successful contest of the unpatented mining claims could result in the Company being unable to develop minerals on the contested unpatented mining claims or being unable to exercise its rights as the owner or locater of the unpatented mining claims.

The Company must apply for and obtain approvals and permits from federal and state agencies to conduct exploration, development and mining on its properties. Although the Company has applied for and has received, or anticipates receipt of, such approvals and permits for certain areas where the Company owns mineral rights, there is no assurance that the Company's rights under them will not be affected by legislation or amendment of regulations governing the approvals and permits, or that applicable government agencies will not seek to revoke or significantly alter the conditions of the applicable exploration and mining approvals or permits, or that they will not be challenged or impugned by third parties.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Risks of Competitive Industry

The mining industry is competitive in all of its phases and requires significant capital, technical resources, personnel and operational experience to effectively compete. Because of the high costs associated with exploration, the expertise required to analyze a project's potential and the capital required to develop a mine, larger companies with significant resources may be in a position to compete for such resources and capital more effectively than the Company.

Competition is also intense for mining equipment, supplies, qualified service providers and personnel in all jurisdictions where the Company operates. If qualified expertise cannot be sourced and at cost effective rates in Canada and the United States, the Company may need to procure those services elsewhere, which could result in additional delays and higher costs to obtain work permits.

As a result of such competition, the Company may be unable to maintain or acquire financing, retain existing personnel or hire new personnel, or maintain or acquire technical or other resources, supplies or equipment, all on terms it considers acceptable to complete the development of its projects.

The Company also expects risks relating to market conditions including but not limited to potential variability in demand for lithium product and competition in the market by various producers. The strength of market demand for lithium product end-uses cannot be assured. Other developers and producers of lithium are currently active in the production and exploration of lithium resources and could impact the availability and pricing of lithium.

Health and Safety Risks

The mineral exploration, development and processing business carries an inherent risk of liability related to worker health and safety, including the risk of government-imposed orders to remedy unsafe conditions, potential penalties for contravention of health and safety laws, requirements for permits and other regulatory approvals, and potential civil liability. Compliance with health and safety laws, and any changes to such laws, and the requirements of applicable permits and other regulatory requirements remains material to the Company's business. The Company may become subject to government orders, investigations, inquiries or other proceedings (including civil claims) relating to health and safety matters. The occurrence of any of these events or any changes, additions to or more rigorous enforcement of health and safety laws, permits or other approvals could have a significant impact on operations and result in additional costs or penalties. In turn, these could have a material adverse effect on the Company's business, financial condition, results of operations and future prospects.

Mineral Resource and Mineral Reserve Estimation Risks

Mineral Resources and Mineral Reserves figures disclosed in this MD&A are estimates only. Estimated tonnages and grades may not be achieved if the projects are brought into production; differences in grades and tonnage could be material; and, estimated levels of recovery may not be realized. The estimation of Mineral Resources and Mineral Reserves carries with it many inherent uncertainties, of which many are outside the control of the Company. Estimation is by its very nature a subjective process, which is based on the quality and quantity of available data, engineering assumptions, geological interpretation and judgements used in the engineering and estimation processes. Estimates may also need to be revised based on changes to underlying assumptions, such as commodity prices, drilling results, metallurgical testing, production, and changes to mine plans of operation. Any material decrease in estimates of Mineral Resources or Mineral Reserves, or an inability to extract Mineral Reserves could have a material adverse effect on the Company, its business, results of operations and financial position.

Any estimates of Inferred Mineral Resources included in this MD&A are also subject to a high degree of uncertainty, and may require a significant amount of exploration work in order to determine if they can be upgraded to a higher category.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Project Opposition Risks

Thacker Pass, like many mining projects, may have opponents. Opponents of other mining projects have, in some cases, been successful in bringing public and political pressure against mining projects. Substantial opposition to the Company's mining project could result in delays to project development or business plans, or prevent the project from proceeding at all, despite the commercial viability of the project.

Climate Change Risks

Climate change may impact the sufficiency of water available to support planned Phase 1 operations for Thacker Pass, which may have a material adverse effect on the Company’s business, financial position, results of operations and prospects. Water management regulations are in place in Nevada where Thacker Pass is located. Water rights have been acquired that are expected to be sufficient to support all Phase 1 operations for Thacker Pass as contemplated by the Reports. However, given the unpredictable impact of climate change on the environment, water levels, weather conditions and weather events, such as drought, in the region where Thacker Pass is located, there is a risk that the aquifers in the watersheds where the Company has acquired water rights to date may not be able to provide enough water for planned operations for the estimated mine life set out in the plan of operations. To reduce the environmental footprint of Thacker Pass, and as a mitigation measure, the processing facility at Thacker Pass has been designed to minimize water usage to the extent possible by incorporating recycling technologies. However, going forward, availability of water and water rights at cost effective pricing may become of increasing importance to the Company's operations and prospects, a risk that may be heightened by the potential effects of climate change and this could have a material adverse effect on the Company's operations and prospects.

The introduction of climate change legislation is an increasing focus of various levels of government worldwide, with emissions regulations and reporting regimes being enacted or enhanced, and energy efficiency requirements becoming increasingly stringent. As a development stage company with a focus on lithium production, the Company is committed to developing its business with a view to contributing to the low carbon economy. To that end, the Company is designing facilities to reduce carbon emissions at Thacker Pass. This includes incorporating sustainable energy sources and minimizing the use of non-renewable sources of energy to the extent that renewable sources are available with sufficient capacity, at cost effective pricing and that meet the required performance criteria. However, the use of such low carbon technologies may be more costly in certain instances than non-renewable options in the near-term, or may result in higher design costs, long-term maintenance costs or replacement costs. Additionally, if the trend toward increasing regulations continues, the Company may face increasing operating costs at its projects to comply with these changing regulations.

Climate change risks also extend to the physical risks of climate change. These include risks of variable and extreme precipitation, reduction in water availability or water shortages, extreme weather events, changing temperatures, wildfire, changing sea levels and shortages of resources. These physical risks of climate change could have a negative effect on the project site for Thacker Pass, access to local infrastructure and resources, and the health and safety of employees and contractors at the Company's operations. The occurrence of such events is difficult to predict and develop a response plan for that will effectively address all potential scenarios. Although the Company has attempted to design project facilities to address certain climate related risks, the potential exists for these measures to be insufficient in the face of unpredictable climate related events. As such, climate related events have the potential to have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

Risks related to increasing climate change related litigation is another potential risk factor that may impact the Company's business and prospects, after production begins at Thacker Pass.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Risks Related to “Passive Foreign Investment Company”

If the Company is classified as a "passive foreign investment company" ("PFIC") within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the "Code") for U.S. federal income tax purposes, a U.S. shareholder who owns common shares could be subject to adverse tax consequences, including a greater tax liability than might otherwise apply, an interest charge on certain taxes deemed deferred as a result of the Company's non-U.S. status, and additional U.S. tax reporting obligations. In general, a non-U.S. corporation will be a PFIC during a taxable year if, taking into account the income and assets of certain of its affiliates, (i) 75% or more of its gross income constitutes passive income or (ii) 50% or more of its assets produce, or are held for the production of, passive income. Passive income generally includes interest, dividends, and other investment income.

The determination of whether the Company is a PFIC depends upon the composition of its income and assets and the nature of its activities from time to time and must be made annually as of the close of each taxable year. The PFIC determination also depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations. Based on its current and expected income, assets and activities, the Company may be classified as a PFIC for the current taxable year or in the foreseeable future. Thus, there can be no assurance that the Company will not be classified as a PFIC for any taxable year, or that the United States Internal Revenue Service (the "IRS") or a court will agree with the Company's determination as to its PFIC status. In addition, in the event that the common shares that a U.S. shareholder received pursuant to the Arrangement is treated as stock of a PFIC, the U.S. federal income tax treatment is not entirely clear. A U.S. shareholder, however, can be treated as holding stock of a PFIC in periods prior to the Arrangement, and therefore may not be able to make a timely qualifying election fund (“QEF”) election for such stock and may be subject to the adverse U.S. tax treatment.

Potential investors who are U.S. shareholders are urged to consult their own tax advisors regarding the application of the PFIC rules, including the related reporting requirements and the advisability of making any available election under the PFIC rules, with respect to their ownership and disposition of common shares. Each potential investor who is a U.S. shareholder should consult its own tax advisor regarding the tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the common shares.

Proposed and Recently Enacted Tax and Other Legislation in the U.S. and Canada

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect the Company or holders of the common shares. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future.

The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact the Company's financial performance and the value of the common shares. Additionally, states in which the Company operates or owns assets may impose new or increased taxes. If enacted, most of the proposals would be effective for the current or later years. The proposed legislation remains subject to change, and its impact on the Company and purchasers of common shares is uncertain.

In addition, the Inflation Reduction Act of 2022 includes provisions that will impact the U.S. federal income taxation of corporations. Among other items, this legislation includes provisions that will impose a minimum tax on the book income of certain large corporations and an excise tax on certain corporate stock repurchases that would be imposed on the corporation repurchasing such stock. It is unclear how this legislation will be implemented by the U.S. Department of the Treasury and the Company cannot predict how this legislation or any future changes in tax laws might affect the Company or purchasers of the common shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

On March 28, 2023, the government of Canada released its 2023 federal budget which includes provisions that will impact the Canadian federal income taxation of corporations. Similar to the U.S. measure relating to corporate stock repurchases, Canada has proposed a 2% tax on the net value of equity repurchases by certain publicly traded entities. The application of the tax will be subject to certain exceptions and anti-avoidance provisions. As of the date of this MD&A, draft legislation has yet to be released and the impact of this legislation or any future changes in tax laws on the Company and shareholders of the Company cannot be predicted.

Global Geopolitical Instability and Risks

The Russian war in Ukraine, conflict in the Middle East, inflation and other factors continue to impact global markets and cause general economic uncertainty, the impact of which may have a material adverse effect on the Company's business, financial position, results of operations and prospects.

The concerns over general global economic conditions, fluctuations in interest and foreign exchange rates, stock market volatility, geopolitical issues, Russia's war in Ukraine, conflict in the Middle East and inflation have contributed to increased economic uncertainty and diminished expectations for the global economy.

Concerns over global economic conditions may also have the effect of heightening many of the other risks described herein, including, but not limited to, risks relating to: fluctuations in the market price of lithium-based products, the development of Thacker Pass, the terms and availability of financing, cost overruns, geopolitical concerns, and changes in law, policies or regulatory requirements.

Risks Related to Our Business and Securities

Significant Shareholder and Commercial Relationship Risks

GM holds 9.25% of the outstanding common shares of the Company. The closing of the Tranche 2 Investment will result in significant increase in GM’s holdings of the Company. Additionally, GM has a commercial relationship with the Company in respect of Thacker Pass under the Offtake Agreement, and possesses board nomination rights, oversight and securities offering participation rights in respect of the Company pursuant to the Investor Rights Agreement.

As a result of its significant current and anticipated share holdings and investor rights, GM may have the ability to influence the outcome of corporate actions requiring shareholder approval, including the election of directors of the Company and the approval of certain corporate transactions. There is a risk that the interests of GM may diverge from those of other shareholders and also discourage transactions involving a change of control, including transactions in which an investor, as a holder of the Company's securities, would otherwise receive a premium for the Company's securities over the then current market price. The significant holdings of GM could also create a risk that the Company's securities are less liquid and trade at a relative discount compared to circumstances where GM did not have the ability to influence or determine matters affecting the Company. Additionally, dispositions by significant shareholders could also have an adverse effect on the market price of the Company's common shares.

Risks Relating to the GM Transaction

There is a risk that the Tranche 2 Investment is not completed. The Tranche 2 Investment is subject to a number of conditions and approvals, including the Company securing sufficient funding to complete the development of Phase 1 of Thacker Pass, among other conditions. Many of these conditions are outside the control of the Company and there can be no certainty that all conditions to the Tranche 2 Investment of the GM Transaction will be satisfied or completed.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

In addition, there can be no certainty that the potential benefits of the Tranche 2 Investment will be realized, and there is a risk that the dilution of the interests of shareholders of the Company arising from the investment in the Company will have an impact on the trading price for, and the market for trading in, the securities of the Company. As a result of the closing of the Tranche 1 Investment, GM received a set of investor rights, based upon certain ownership thresholds and production commitments with the Company, which may affect the rights and entitlements of other securityholders of the Company adversely and restrict certain actions of the Company, including with respect to board nomination rights, oversight, and participation in future equity issuances of the Company.

Share Price Risks

The market price of the Company's common shares may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond the Company's control. Among the factors that could affect the Company's stock price are:

•
quarterly variations in the Company’s results of operations;
•
changes in market valuations of similar companies and stock market price and volume fluctuations generally;
•
changes in earnings estimates or the publication of research reports by analysts;
•
speculation in the press or investment community about the Company's business or the mining industry generally;
•
strategic actions by the Company or its competitors such as acquisitions or restructurings;
•
a thin trading market for the Company's common shares may develop, which could make the market somewhat illiquid;
•
regulatory developments;
•
additions or departures of key personnel;
•
the selling price of lithium;
•
general market conditions; and
•
domestic and international economic, market and currency factors unrelated to our performance.

The stock markets have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of the Company’s common shares.

Additionally, there is no guarantee of a continuing public market to resell the common shares. The Company cannot assure investors that an active and liquid public market for the Company's common shares will develop or continue.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Risks of Dilution

The Company may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future exploration, development and acquisition plans, repayment of outstanding indebtedness or issuances and exercises under the Company’s equity incentive plan, without shareholder approval, in a number of circumstances.

Issuance of additional Company common shares or other equity securities of equal or senior rank would have the following effects:

•
existing shareholders' proportionate ownership interest in the Company will decrease;
•
the amount of cash available for dividends payable on the Company's common shares may decrease or be nil;
•
the relative voting strength of each previously outstanding common share of the Company may be diminished; and
•
the market price of the Company's common shares may decline.

Risks of Enforcing U.S. Judgments

The Company is incorporated in a jurisdiction outside the United States. In addition, certain of the directors and officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents will be located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon the Company or certain directors and officers or to enforce a judgment against the Company for civil liabilities in U.S. courts. In addition, investors should not assume that courts in the country in which the Company is incorporated (1) would enforce judgments of U.S. courts obtained in actions against the Company based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against the Company based on those laws.

Thacker Pass Financing Risks

The Company has significant capital requirements associated with the development of Thacker Pass and will require additional financing to advance the project into construction as planned. In addition, a condition of the Tranche 2 Investment is that the Company must secure sufficient funding to complete the development of Phase 1 of Thacker Pass.

The Company may need to access the capital markets to obtain long-term and short-term financing. The Company has not previously accessed the capital markets as a separate public company, and the Company’s access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors including the Company’s business prospects and financial performance, its credit ratings or absence thereof, the liquidity of the overall capital markets and the state of the economy. The Company may not have access to the capital markets at the times and in the amounts needed or on terms acceptable to it.

The Company may pursue additional equity or debt financing, which could have a dilutive effect on existing security holders if shares, options, warrants or other convertible securities are issued, or result in additional or more onerous restrictions on the Company's business, and substantial interest and capital payments if new debt financing is obtained. The Company submitted an application to the DOE through the ATVM Loan program as partial financing for Thacker Pass, for which a conditional commitment was received on March 12, 2024. The DOE Loan is not expected to have a dilutive effect but would result in the Company being more highly leveraged, which could have

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

a material adverse effect on the Company's future prospects if it is unable to satisfy its debt obligations as they become due.

The ability of the Company to arrange additional financing for Thacker Pass in the future will depend, in part, on prevailing capital market conditions as well as the business performance of the Company. Failure to obtain additional financing on a timely basis may cause the Company to postpone, abandon, reduce or terminate its operations and could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

Intellectual Property Risks

The Company relies on the ability to protect its intellectual property rights and depends on patent, trademark and trade secret legislation to protect its proprietary know-how. There is no assurance that the Company has adequately protected or will be able to adequately protect its valuable intellectual property rights, or will at all times have access to all intellectual property rights that are required to conduct its business or pursue its strategies, or that the Company will be able to adequately protect itself against any intellectual property infringement claims. There is also a risk that the Company's competitors could independently develop similar technology, processes or know-how; that the Company's trade secrets could be revealed to third parties; that any current or future patents, pending or granted, will be broad enough to protect the Company's intellectual property rights; or, that foreign intellectual property laws will adequately protect such rights. The inability to protect the Company's intellectual property could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

Risks of Relying on Consultants

The Company has relied on, and may continue to rely on, consultants and others for mineral exploration and exploitation expertise. The Company believes that those consultants are competent and that they have carried out their work in accordance with internationally recognized industry standards. However, if the work conducted by those consultants is ultimately found to be incorrect or inadequate in any material respect, the Company may experience delays or increased costs in developing its properties.

No History of Dividends

No dividends on common shares were paid by Old LAC since incorporation to the date of the Separation, or by the Company after the Separation. The Company currently has no ability to generate earnings as Thacker Pass is in the development stage. If development of Thacker Pass is successfully completed, the Company anticipates that it will retain its earnings and other cash resources for future operations and the ongoing development of its business. As such, the Company does not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends is solely at the discretion of the Company's Board of Directors, which will consider many factors including the Company's operating results, financial condition and anticipated cash needs. For these reasons, the Company may never pay dividends.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Talent Risks

The Company highly values the contributions of its key personnel. The future success of the Company will continue to depend largely upon the performance of key officers, employees and consultants who have advanced the Company’s business to its current stage of development and contributed to its potential for future growth. The market for qualified talent has become increasingly competitive, with shortages of qualified talent relative to the number of available opportunities being experienced in all markets where the Company conducts its operations. At the operational level, full execution of construction and operating plans could be impacted by labor shortages in the Humboldt County area or the inability to attract and train personnel to the area. The ability to remain competitive by offering higher compensation packages and programs for growth and development of personnel, with a view to retaining existing talent and attracting new talent, has become increasingly important to the Company and its operations in the current climate. Any prolonged inability to retain key individuals, or to attract and retain new talent as the Company grows, could have a material adverse effect upon the Company's business, financial condition, results of operations and prospects.

Additionally, the Company has not purchased any "key-man" insurance for any of its directors, officers or key employees and currently has no plans to do so.

Risks of Legal Proceedings

The Company may be subject to a variety of regulatory requirements, and resulting investigations, claims, lawsuits and other proceedings in the ordinary course of its business, as a result of its status as a publicly traded company and because of its mining exploration and development business. Litigation related to environmental and climate change-related matters, and environmental, social and governance disclosure is also on the rise. The occurrence and outcome of any legal proceedings cannot be predicted with any reasonable degree of certainty due to the inherently uncertain nature of litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal. Defense and settlement costs of legal claims can be substantial, even with respect to claims that are determined to have little or no merit.

Litigation may be costly and time-consuming, and can divert the attention of management and key personnel away from day-to-day business operations. The Company and its projects are, from time-to-time, subject to legal proceedings or the threat of legal proceedings. If the Company were to be unsuccessful in defending any material claims against it, or unable to settle such claims on a satisfactory basis, the Company may be faced with significant monetary damages, injunctive relief or other negative impacts that could have a material adverse effect on the Company's business and financial condition. To the extent the Company is involved in any active litigation, the outcome of such matters may not be determinable, and it may not be possible to accurately predict the outcome or quantum of any such proceedings at a given time.

Information Technology and Cybersecurity Risks

Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow and evolve in terms of severity and sophistication, particularly as a result of remote work. A cybersecurity attack has the potential to compromise the business, financial and other systems of the Company, and could go unnoticed for some time. Risks associated with cybersecurity threats include, among other things, loss of intellectual property, disruption of business operations and safety procedures, loss or damage to worksite data delivery systems, privacy and confidentiality breaches, and increased costs and time to prevent, respond to or mitigate cybersecurity incidents. The occurrence of a significant cybersecurity incident could have a material adverse effect on the Company's business and result in a prolonged disruption to it.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

Risks of Loss of Foreign Private Issuer Status

As a "foreign private issuer," as such term is defined under the Securities Exchange Act of 1934, as amended, the Company is exempt from certain of the provisions of U.S. federal securities laws. However, if the Company were to lose its status as a foreign private issuer, the Company may become subject to more onerous regulatory and reporting requirements in the United States. Compliance with these additional regulatory and reporting requirements under U.S. securities laws would likely result in increased expenses and would require the Company's management to devote substantial time and resources to comply with new regulatory requirements. Further, to the extent that the Company were to offer or sell securities outside of the United States, the Company would have to comply with the more restrictive Regulation S requirements that apply to U.S. domestic companies, and the Company will not be able to utilize the multijurisdictional disclosure system forms for registered offerings by Canadian companies in the United States, which could increase the costs of accessing capital markets compared to if the Company was a foreign private issuer able to rely on the multijurisdictional disclosure system. In addition, the Company may lose the ability to rely upon exemptions from NYSE corporate governance requirements that are available to foreign private issuers, which may further increase the Company's costs of compliance.

The Company could lose its status as a foreign private issuer if more than 50% of the Company's outstanding voting securities are directly or indirectly held of record by U.S. holders as of the end of the Company's second fiscal quarter and any one of the following is true: (i) the majority of the Company's directors or executive officers are U.S. citizens or residents; (ii) more than 50% of the Company's assets are located in the United States; or (iii) the Company's business is administered principally in the United States. The Company's only material mining project, Thacker Pass, is located in the United States and a majority of the Company's directors and executive officers may be U.S. citizens or residents. While its head office will be in Canada, a substantial portion of the Company's business will be administered principally in the United States. In this case, if more than 50% of the Company's outstanding voting securities are directly or indirectly held of record by U.S. holders as of the end of the Company's second fiscal quarter following completion of the Separation, the Company could lose its status as a foreign private issuer.

Risk of Substantial Tax Liabilities Related to the Separation

In connection with the Arrangement, Old LAC applied for and received certain advance income tax rulings in Canada and the United States (together, the "Tax Rulings"). The Canadian Tax Ruling requested from Canadian tax authorities and received on July 12, 2023 requires, among other things, that the transfer of LAC North America comply with all requirements of the public company "butterfly" rules in section 55 of the Income Tax Act (Canada) (the "Tax Act"). Although the Arrangement was structured to comply with these rules, there are certain requirements of these rules that depend on events occurring after the Arrangement was completed or that may not be within the control of the Company and/or Lithium Argentina. For example, under section 55 of the Tax Act, the Company and/or Lithium Argentina will recognize a taxable gain on the transfer by Old LAC of LAC North America if: (i) a "specified shareholder" of the Company or of Lithium Argentina disposes of Company or Lithium Argentina shares (or property that derives 10% or more of its fair market value from such shares or property substituted therefor) to an unrelated person or partnership as part of the series of transactions which includes the transfer by Old LAC of LAC North America, (ii) there is an acquisition of control of the Company or Lithium Argentina that is part of the series of transactions that includes the transfer by Old LAC of LAC North America, (iii) a person unrelated to the Company acquires (generally otherwise than as a result of a disposition in the ordinary course of operations of the Company), as part of the series of transactions that includes the transfer by Old LAC of LAC North America, property acquired by the Company on the Separation that has a fair market value greater than 10% of the fair market value of all property received by the Company on the Separation, (iv) a person unrelated to Lithium Argentina acquires (generally otherwise than as a result of a disposition in the ordinary course of operations of Lithium Argentina), as part of the series of transactions that includes the transfer by Old LAC of LAC North America, property retained by Lithium Argentina on the Separation that has a fair market value greater than 10% of the fair market value of all property retained by Lithium Argentina on the Separation, or (v) certain persons acquire shares of Lithium Argentina

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

(other than in specified permitted transactions) in contemplation of, and as part of the series of transactions that includes, the transfer by Old LAC of LAC North America. If these requirements are not met, the Company and/or Lithium Argentina would recognize a taxable gain in respect of the transfer by Old LAC of LAC North America to the Company as part of the Separation. If incurred, these tax liabilities could be substantial and could have a material adverse effect on the financial position of the Company and/or Lithium Argentina. Under the terms of the Tax Indemnity and Cooperation Agreement, the Company and Lithium Argentina would generally be required to indemnify the other party for any such tax if it is the result of the indemnifying party (or its affiliates) breaching its covenant not to take any action, omit to take any action or enter into a transaction that could cause the Arrangement or any related transaction to be treated in a manner inconsistent with the Canadian Tax Ruling.

Risks Related to Tax Treatment of the Arrangement

In connection with the Arrangement, Old LAC received a U.S. Tax Ruling from the IRS on July 13, 2023 substantially to the effect that the receipt of Company common shares by New LAC's shareholders pursuant to the Arrangement will be tax-free for U.S. federal income tax purposes under Section 355(a) of the Code. The U.S. Tax Ruling relies on, among other things, certain facts and assumptions, as well as certain representations, statements, and undertakings of Lithium Argentina and the Company (including those relating to the past and future conduct of Lithium Argentina and the Company). Notwithstanding the receipt of the U.S. Tax Ruling, the IRS could determine on audit that receipt of Company common shares by New LAC's shareholders was treated as a taxable transaction if the IRS determines that any of the facts, assumptions, representations, statements or undertakings upon which the U.S. Tax Ruling was based are inaccurate or have been violated. If the IRS were successful in taking this position, the receipt of Company common shares by New LAC's shareholders pursuant to the Arrangement may be treated as a taxable dividend from LAC or capital gain with respect to such shareholders' ownership of New LAC common shares for U.S. federal income tax purposes, in which case U.S. Shareholders may be subject to significant U.S. federal income tax liabilities. In addition, certain events that may or may not be within the control of the Company could cause the Arrangement to subsequently fail to qualify as generally tax-free for U.S. federal income tax purposes under Section 355 of the Code, resulting in the receipt of Company common shares by New LAC's shareholders pursuant to the Arrangement being taxable to U.S. Shareholders as described immediately above. Accordingly, the Company cannot provide assurance that the intended U.S. tax treatment will be achieved or that U.S. Shareholders will not incur substantial U.S. federal income tax liabilities from the receipt of Company common shares pursuant to the Arrangement.

Certain Restrictions that may Significantly Reduce Strategic and Operating Flexibility

As described above, pursuant to the U.S. Tax Ruling received from the IRS, it is expected that the receipt of Company common shares by New LAC's shareholders pursuant to the Arrangement will be tax-free for U.S. federal income tax purposes under Section 355(a) of the Code. To preserve the intended U.S. federal income tax treatment of the receipt of Company common shares by LAC's shareholders pursuant to the Arrangement, Lithium Argentina and the Company agreed in the Tax Indemnity and Cooperation Agreement to be restricted, except in specific circumstances, from taking or failing to take certain actions that could cause the receipt of Company common shares by New LAC's shareholders pursuant to the Arrangement to be taxed in a manner that is inconsistent with the manner provided for in the U.S. Tax Ruling. These restrictions may limit the ability of the Company to pursue certain strategic transactions or other transactions that it believes to be in the best interests of its shareholders or that might increase the value of its business for three years following the completion of the Arrangement.

Risks of Indemnification Obligations

Pursuant to the Tax Indemnity and Cooperation Agreement, Lithium Argentina and the Company agreed to a number of representations, warranties and covenants, including agreeing to indemnify and hold harmless the other party against any loss suffered or incurred resulting from, or in connection with, a breach of certain tax-related

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

covenants. Any indemnification claim against the Company could be substantial, may not be able to be satisfied and may have a material adverse effect upon the Company.

TECHNICAL INFORMATION AND QUALIFIED PERSON

Detailed scientific and technical information on Thacker Pass can be found in (i) the November 2022 Feasibility Study and (ii) the Thacker Pass 1300 Report. The November 2022 Feasibility Study has an effective date of November 2, 2022 and was prepared by Daniel Roth, P.E., Laurie Tahija, QP-MMSA, Eugenio Iasillo, P.E., Kevina Martina, PE., Benson Chow, RM-SME, Walter Mutler, P.E., Kevin Bahe, P.E., Paul Kaplan, P.E., Tyler Cluff, RM-SME and Bruce Shannon, P.E., each of whom is a “Qualified Person” for the purposes of NI 43-101 for the sections of the report that they are responsible for preparing and are independent of the Company. The Thacker Pass 1300 Report was prepared by M3 Engineering & Technology Corporation, EXP U.S. Services Inc., Process Engineering LLC, NewFields Mining Design & Technical Services, Wood Canada Limited, Piteau Associates, Sawtooth, a subsidiary of The North American Coal Corporation (NAC), which is a wholly-owned subsidiary of NACCO Industries, Inc. and Industrial TurnAround Corporation, each of which are independent companies and not associates or affiliates of the Company or any associated company of the Company and are “qualified persons” within the meaning of Subpart 1300 of Regulation S-K.

Copies of the Reports are available on the Company’s website at www.lithiumamericas.com and, as applicable, on the Company’s SEDAR+ profile at www.sedarplus.ca and EDGAR profile at www.sec.gov.

The scientific and technical information in this MD&A has been reviewed and approved by Dr. Rene LeBlanc, a “Qualified Person” for purposes of NI 43-101 and Subpart 1300 of Regulation S-K by virtue of his experience, education, and professional association. Dr. LeBlanc is the Company’s Vice-President of Growth and Product Strategy.

Further information about Thacker Pass, including a description of key assumptions, parameters, description of sampling methods, data verification and QA/QC programs, and methods relating to the results of the feasibility study, the resources and reserves, and factors that may affect those estimates is available in the above-mentioned Reports.

USE OF NON-GAAP FINANCIAL MEASURES AND RATIOS

The Company’s annual financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and interpretations of the IFRS Interpretations Committee ("IFRIC”) issued and outstanding as of December 31, 2023. This MD&A refers to non-GAAP financial measures “working capital” and expected average annual “EBITDA” with respect to the results of the feasibility study for Thacker Pass, which are not measures recognized under IFRS and do not have standardized meanings prescribed by IFRS or by Generally Accepted Accounting Principles (“GAAP”) in the United States.

These non-GAAP financial measures may not be comparable to similar measures used by other issuers.

“Working capital” is the difference between current assets and current liabilities. It is a financial measure that has been derived from the Company’s financial statements and applied on a consistent basis as appropriate. The Company discloses this financial measure because it believes it assists readers in understanding the results of the Company’s operations and financial position and provides further information about the Company’s financial results to investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

“EBITDA” is an abbreviation for earnings before interest, taxes, depreciation and amortization. The Company believes this measure provides investors with an improved ability to evaluate the prospects of the Company and, in particular, Thacker Pass. As Thacker Pass is not in production, this prospective non‐GAAP financial measure may not be reconciled to the nearest comparable measure under IFRS and the equivalent historical non-GAAP financial measure for the prospective non‐GAAP measure or ratio discussed herein is $nil.

These measures should not be considered in isolation or used in substitution for other measures of performance prepared in accordance with IFRS.

DISCLOSURE CONTROLS AND PROCEDURES

Disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed under securities legislation is recorded, processed, summarized and reported within the time periods specified by securities regulators and include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed under securities legislation is accumulated and communicated to the issuer’s management, including its certifying officers, as appropriate to allow timely decisions regarding required disclosure. The Company’s management designed the disclosure controls and procedures to provide reasonable assurance that material information relating to the Company, including its consolidated subsidiaries, is made known to them on a timely basis. The Company’s management believes that any disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management, including the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), is responsible for establishing and maintaining adequate internal control over financial reporting. Any system of internal control over financial reporting, no matter how well-designed, has inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. There have been no significant changes in our internal controls over financial reporting during the year ended December 31, 2023, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Management, including the CEO and CFO, has used the Committee of Sponsoring Organizations of the Treadway Commission (COSO) 2013 framework to evaluate the effectiveness of our internal control over financial reporting. Based on this assessment, the Company’s management, including the CEO and CFO, has concluded that as at December 31, 2023, the Company’s internal control over financial reporting was effective.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

FORWARD-LOOKING STATEMENTS

This MD&A contains certain “forward-looking information” within the meaning of applicable Canadian securities legislation, and “forward-looking statements” within the meaning of applicable United States securities legislation (collectively referred to as “forward-looking information” ("FLI")). All statements, other than statements of historical fact, are FLI and can be identified by the use of statements that include, but are not limited to, words, such as "anticipate,” "plan,” "continues,” "estimate,” "expect,” "may,” "will,” "projects,” "predict,” "proposes,” "potential,” "target,” "implement,” "scheduled,” “forecast,” "intend,” “would,” "could,” "might,” "should,” "believe" and similar terminology, or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. FLI in this MD&A includes, but is not limited to: the expected operations, financial results and condition of the Company; the Company’s future objectives and strategies to achieve those objectives, including the future prospects of the Company; the estimated cash flow, capitalization and adequacy thereof for the Company; the estimated costs of the development of Thacker Pass, including timing, progress, approach, continuity or change in plans, construction, commissioning, milestones, anticipated production and results thereof and expansion plans; expectations regarding accessing funding from the ATVM Loan Program; anticipated timing to resolve, and the expected outcome of, any complaints or claims made or that could be made concerning the permitting process in the United States for Thacker Pass; capital expenditures and programs; estimates, and any change in estimates, of the mineral resources and mineral reserves at Thacker Pass; development of mineral resources and mineral reserves; the expected benefits of the Arrangement to, and resulting treatment of, shareholders and the Company; the anticipated effects of the Arrangement; information concerning the tax treatment of the Arrangement; government regulation of mining operations and treatment under governmental and taxation regimes; the future price of commodities, including lithium; the creation of a battery supply chain in the United States to support the electric vehicle market; the realization of mineral resources and mineral reserves estimates, including whether certain mineral resources will ever be developed into mineral reserves, and information and underlying assumptions related thereto; the timing and amount of future production; currency exchange and interest rates; the Company’s ability to raise capital; expected expenditures to be made by the Company on Thacker Pass; ability to produce high purity battery grade lithium products; settlement of agreements related to the operation and sale of mineral production as well as contracts in respect of operations and inputs required in the course of production; the timing, cost, quantity, capacity and product quality of production at Thacker Pass; successful development of Thacker Pass, including successful results from the Company’s testing facility and third-party tests related thereto; capital costs, operating costs, sustaining capital requirements, after tax net present value and internal rate of return, payback period, sensitivity analyses, and net cash flows of Thacker Pass; the expected capital expenditures for the construction of Thacker Pass; anticipated job creation and workforce hub at Thacker Pass; the expectation that the PLA will minimize construction risk, ensure availability of skilled labor, address the challenges associated with Thacker Pass’ remote location and be effective in prioritizing employment of local and regional skilled craft workers, including members of underrepresented communities; the Company’s commitment to sustainable development, minimizing the environmental impact at Thacker Pass and plans for phased reclamation during the life of mine; ability to achieve capital cost efficiencies; the Tranche 2 Investment and the potential for additional financing scenarios for Thacker Pass; the expected timetable for completing the Tranche 2 Investment; the ability of the Company to complete the Tranche 2 Investment on the terms and timeline anticipated, or at all; the receipt of required stock exchange and regulatory approvals and authorizations, and the securing of sufficient available funding to complete the development of Phase 1 of Thacker Pass as required for the Tranche 2 Investment; the expected benefits of the Tranche 2 Investment; as well as other statements with respect to management’s beliefs, plans, estimates and intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

FLI involves known and unknown risks, assumptions and other factors that may cause actual results or performance to differ materially. FLI reflects the Company’s current views about future events, and while considered reasonable by the Company as of the date of this MD&A, are inherently subject to significant uncertainties and contingencies. Accordingly, there can be no certainty that they will accurately reflect actual results. Assumptions upon which such FLI is based include, without limitation: the potential benefit of the Arrangement being realized; the risk of tax liabilities as a result of the Arrangement, and general business and economic uncertainties and adverse market conditions; the risk that the Arrangement may not be tax-free for income tax purposes and potential significant tax liabilities that the Company may be exposed to if the tax-deferred spinoff rules are not met; the risk of tax indemnity obligations owed by the Company to Lithium Argentina following the Arrangement becoming payable, including as a result of events outside of the Company's control; uncertainties inherent to feasibility studies and mineral resource and mineral reserve estimates; the ability of the Company to secure sufficient additional financing, advance and develop Thacker Pass, and to produce battery grade lithium; the respective benefits and impacts of Thacker Pass when production operations commence; settlement of agreements related to the operation and sale of mineral production as well as contracts in respect of operations and inputs required in the course of production; the Company’s ability to operate in a safe and effective manner, and without material adverse impact from the effects of climate change or severe weather conditions; uncertainties relating to receiving and maintaining mining, exploration, environmental and other permits or approvals in Nevada; demand for lithium, including that such demand is supported by growth in the electric vehicle market; current technological trends; the impact of increasing competition in the lithium business, and the Company’s competitive position in the industry; continuing support of local communities and the Fort McDermitt Paiute Shoshone Tribe for Thacker Pass; continuing constructive engagement with these and other stakeholders, and any expected benefits of such engagement; the stable and supportive legislative, regulatory and community environment in the jurisdictions where the Company operates; impacts of inflation, currency exchanges rates, interest rates and other general economic and stock market conditions; the impact of unknown financial contingencies, including litigation costs, environmental compliance costs and costs associated with the impacts of climate change, on the Company’s operations; increased attention to ESG-S and sustainability-related matters, risks related to the Company’s public statements with respect to such matters that may be subject to heightened scrutiny from public and governmental authorities related to the risk of potential “greenwashing,” (i.e., misleading information or false claims overstating potential sustainability-related benefits); risks that the Company may face regarding potentially conflicting anti-ESG-S initiatives from certain U.S. state or other governments; estimates of and unpredictable changes to the market prices for lithium products; development and construction costs for Thacker Pass, and costs for any additional exploration work at the project; estimates of mineral resources and mineral reserves, including whether mineral resources not included in mineral reserves will be further developed into mineral reserves; reliability of technical data; anticipated timing and results of exploration, development and construction activities, including the impact of ongoing supply chain disruptions and availability of equipment and supplies on such timing; timely responses from governmental agencies responsible for reviewing and considering the Company’s permitting activities at Thacker Pass; availability of technology, including low carbon energy sources and water rights, on acceptable terms to advance Thacker Pass; the Company’s ability to obtain additional financing on satisfactory terms or at all, including the outcome of the ATVM Loan application; government regulation of mining operations and mergers and acquisitions activity, and treatment under governmental, regulatory and taxation regimes; ability to realize expected benefits from investments in or partnerships with third parties; accuracy of development budgets and construction estimates; that the Company will meet its future objectives and priorities; that the Company will have access to adequate capital to fund its future projects and plans; that such future projects and plans will proceed as anticipated; the ability of the Company to satisfy all closing conditions for the Tranche 2 Investment and complete the Tranche 2 Investment in a timely manner; the impact of the Tranche 2 Investment on dilution of shareholders and on the trading price for, and market for trading in, the securities of the Company; as well as assumptions concerning general economic and industry growth rates, commodity prices, currency exchange and interests rates and competitive conditions. Although the Company believes that the assumptions and expectations reflected in such FLI are reasonable, the Company can give no assurance that these assumptions and expectations will prove to be correct.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Expressed in US dollars, unless stated otherwise)

There can be no assurance that FLI will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. As such, readers are cautioned not to place undue reliance on this information, and that this information may not be appropriate for any other purpose, including investment purposes. The Company’s actual results could differ materially from those anticipated in any FLI as a result of the risk factors set out herein, and in the Company’s other continuous disclosure documents available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. All FLI contained in this MD&A is expressly qualified by the risk factors set out in the aforementioned documents. Readers are further cautioned to review the full description of risks, uncertainties and management’s assumptions in the aforementioned documents and other disclosure documents available on SEDAR+ and on EDGAR.

The Company expressly disclaims any obligation to update FLI as a result of new information, future events or otherwise, except as and to the extent required by applicable securities laws. Forward-looking financial information also constitutes FLI within the context of applicable securities laws and as such, is subject to the same risks, uncertainties and assumptions as are set out in the cautionary note above.